UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.           )
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Filed by a Party other than the Registrant ☐
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Material

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Soliciting Material under §240.14a-12

TENNANT COMPANY

(Name of Registrant as Specified In Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
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No fee required

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Fee paid previously with preliminary materials

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Tennant Company
10400 Clean Street
Eden Prairie, Minnesota 55344
March 15, 2023
Dear Shareholder,
Tennant Company’s 2023 Annual Meeting of Shareholders will be held on Tuesday, April 25, 2023, at 10:30 a.m. Central Time. This year’s Annual Meeting will be a completely virtual meeting of shareholders. You may attend the meeting and vote your shares electronically during the meeting via the Internet by visiting www.virtualshareholdermeeting.com/TNC2023.
The attached Notice of Annual Meeting and Proxy Statement describe the business to be conducted at the meeting. We have chosen to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. We believe that providing our proxy materials over the Internet reduces the environmental impact of our meeting without limiting our shareholders’ access to important information about Tennant.
Whether or not you plan on joining the meeting, it is important that your shares be represented and voted at the meeting. We encourage you to read the Proxy Statement and vote your shares, as instructed in the Notice of Internet Availability of Proxy Materials, as soon as possible. You may also follow the instructions in the Notice of Internet Availability of Proxy Materials to vote by telephone or request a paper proxy card, which will include a reply envelope, to submit your vote by mail.
We appreciate your continued confidence in Tennant and look forward to you joining the virtual meeting.
Sincerely,
Kristin A. Erickson
Senior Vice President, General Counsel and Corporate Secretary

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Time and Date:	Tuesday, April 25, 2023, at 10:30 a.m. Central Time
How to Attend:	The meeting will be completely virtual. You may attend the online meeting and vote your shares electronically during the meeting via the Internet by visiting www.virtualshareholdermeeting.com/TNC2023. To enter the Annual Meeting, you will need the 16-digit control number that is printed in the box marked by the arrow in your Notice of Internet Availability of Proxy Materials. We recommend that you log in at least 15 minutes before the meeting to ensure that you are logged in when the meeting starts.
Items of Business:	(1) Elect three Class I directors for three-year terms and one Class III director for a two-year term;
(2) Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023;
(3) Advisory approval of executive compensation; and
(4) Advisory approval on frequency of future advisory executive compensation approvals.
Who May Vote:	You may vote if you were a shareholder of record as of the close of business on March 3, 2023.
Proxy Voting:	It is important that your shares are voted, whether or not you join the virtual meeting. You are encouraged to vote your shares via the Internet, as instructed in the Notice of Internet Availability of Proxy Materials, as soon as possible. You may also follow the instructions in the Notice of Internet Availability of Proxy Materials to vote by telephone or request a paper proxy card, which will include a reply envelope, to submit your vote by mail. Your prompt response will help reduce solicitation costs incurred by us.
Kristin A. Erickson, Senior Vice President, General Counsel and Corporate Secretary March 15, 2023

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 25, 2023:
The Notice of Annual Meeting of Shareholders, 2023 Proxy Statement, and 2022 Annual Report
are available at www.proxyvote.com.

TENNANT COMPANY PROXY STATEMENT
Why did I Receive a Notice of Internet Availability of Proxy Materials?
Tennant Company (“we,” “us,” “our,” or the “company”), on behalf of its Board of Directors, is providing this Proxy Statement in order to obtain your vote in connection with its 2023 Annual Meeting of Shareholders (“Annual Meeting”).
The completely virtual Annual Meeting will be held on Tuesday, April 25, 2023, at 10:30 a.m. Central Time at www.virtualshareholdermeeting.com/TNC2023.
The Notice of Internet Availability of Proxy Materials is being first mailed to shareholders on or about March 15, 2023.
How do I access the proxy materials?
Under rules of the Securities and Exchange Commission, we are furnishing proxy materials to our shareholders via the Internet, rather than mailing printed copies.
If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials and vote via the Internet.
If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.
What is a proxy?
The proxy serves as a ballot for elections to our Board, and it provides information about other items to be discussed and voted on at the Annual Meeting. It allows an authorized agent to act on your behalf in the event you do not attend the Annual Meeting.
Who is entitled to vote?
You may vote if you owned shares of our common stock as of the close of business on March 3, 2023. As of March 3, 2023, there were 18,551,596 shares of common stock outstanding, each entitled to one vote.
How do I vote?
You may vote in one of four ways:
1.
By Internet

You may access the website at www.proxyvote.com to cast your vote 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Time on April 24, 2023. Please have your Notice of Internet Availability of Proxy Materials or, if you have requested one, your proxy card, in hand and the last four digits of your social security number available to verify your identity. Follow the instructions provided to obtain your records and create an electronic ballot.

2.
By Phone

Request a proxy card from us by following the instructions in your Notice of Internet Availability of Proxy Materials. You may then call 1-800-690-6903 by using any touch-tone phone, 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Time on April 24, 2023. Have your proxy card in hand when calling. You will need to provide the last four digits of your social security number to verify your identity. Follow the voice prompts to cast your vote.
3.
By Mail

Request a proxy card from us by following the instructions in your Notice of Internet Availability of Proxy Materials. Mark, sign and date your proxy card and return it in the postage-paid envelope that will be provided, or return it to Tennant Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
4.
Online During the Annual Meeting

All shareholders may vote online during the Annual Meeting through the link www.virtualshareholdermeeting.com/TNC2023. The 16-digit control number provided in your Notice of Internet Availability of Proxy Materials or proxy card is necessary to access this site. See below for instructions on voting if your shares are held through a third party.
What happens if my shares are held in an account at a brokerage firm, bank, broker-dealer or similar organization?
If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability of Proxy Materials was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting online during the Annual Meeting.
As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. You should follow the instructions received from that organization to vote your shares. Shares held beneficially in street name may be voted online during the Annual Meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.
What happens if my shares are held in the Tennant Company Retirement Savings Plan?
If your shares are held in the Tennant Company Retirement Savings Plan (“Savings Plan”), your vote will be communicated to the Trustee who will vote all shares held in the Savings Plan in proportion to votes cast by all participants who submit voting instructions. Your proxy includes any shares you hold in the Savings Plan. To be effective, your voting instructions must be received by the Trustee by April 20, 2023. Shares held in the Savings Plan may not be voted online during the Annual Meeting.
Can the Trustee vote my shares on my behalf without receiving voting instructions from me?
The Trustee will vote all shares held in the Savings Plan in proportion to votes cast by all participants who submit voting instructions timely. You should vote your shares by following the instructions described above and set forth on your proxy card.
Why should I vote?
Your vote ensures that your ownership interests are represented even if you are unable to join the Annual Meeting online. A promptly voted proxy will save us additional solicitation expense.
May I revoke my proxy or change my vote?
Proxies may be revoked at any time before being voted online during the Annual Meeting. The proxy may be revoked or changed only by use of the following methods:
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Sending a signed, written notice of revocation, dated later than the proxy, to the attention of our Corporate Secretary at the address listed on page 4 of this Proxy Statement;

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Sending a signed proxy, dated later than the prior proxy, to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717;

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Voting again by telephone or on the Internet prior to the Annual Meeting; or

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Joining the online Annual Meeting and voting online during the meeting.

For shares held in an account at a brokerage firm, bank, broker-dealer or other similar organization, or in the Savings Plan, see restrictions described above.
How many votes are needed to hold the Annual Meeting?
The meeting can take place when holders of a majority of the outstanding shares of common stock, either online or by proxy, are present at the meeting. This is known as a quorum. Abstentions and broker non-votes will be counted as present when determining whether a quorum exists.
What is a broker non-vote?
Broker non-votes are shares held of record by a broker that are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and either lacks or declines to exercise the authority to vote the shares in its discretion.
How many votes are needed to approve each of the proposals and how are votes counted?
The table below summarizes the vote required to approve each proposal and how votes are counted:
	Vote Required	Voting Options	Board Recommendation(1)	Broker Discretionary Voting Allowed(2)	Impact of Abstention
Item 1: Elect three Class I directors to three-year terms and one Class III director to a two-year term	Majority of votes cast (the votes cast FOR the nominee exceed the votes cast AGAINST the nominee)(3)	FOR AGAINST ABSTAIN	FOR	No	None
Item 2: Ratify the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2023	Majority of shares present or represented by proxy at the meeting and entitled to vote(4)	FOR AGAINST ABSTAIN	FOR	Yes	AGAINST
Item 3: Advisory approval of executive compensation	We will consider shareholders to have approved the advisory vote on our executive compensation if the votes cast FOR exceed the votes cast AGAINST	FOR AGAINST ABSTAIN	FOR	No	None
Item 4: Advisory approval on frequency of future advisory executive compensation approval	We will consider the frequency alternative that receives the most votes to be the frequency recommended by shareholders	1 YEAR 2 YEARS 3 YEARS ABSTAIN	1 YEAR	No	None

(1)
If you submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations set forth in the table.

(2)
If broker discretionary voting is not allowed, your broker will not be able to vote your shares on these matters. A broker non-vote will have no effect on the matter except in the case of Item 3 where a broker non-vote will have the same effect as a vote AGAINST if a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum at the annual meeting is required in order to approve the item as described in footnote (4) below.

(3)
To address a provision in Minnesota law that allows a director who has not been re-elected to remain in office until a successor is elected and qualified, we have a policy requiring any director who does not receive a greater number of votes FOR than AGAINST his or her election in an uncontested election to tender his or her resignation from the Board. Under this policy, the Board, upon recommendation of our Governance Committee, will determine whether to accept or reject the offer to resign and disclose its decision and rationale within 90 days after the date of the election. The text of this policy appears in our Corporate Governance Principles, which is available on our website.

(4)
If greater, the vote required is a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum at the Annual Meeting.

Who will pay the cost of this proxy solicitation?
We will bear the cost of solicitation. Proxies may be solicited on our behalf by directors, officers, employees or others, in person or by telephone, electronic transmission and facsimile transmission. No additional compensation will be paid to such persons for such solicitation. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares.
Why is the Annual Meeting virtual and can I submit questions?
Hosting a virtual Annual Meeting provides expanded access, improved communication and cost savings for our shareholders and us and enables shareholder participation from any location around the world. Shareholders may submit questions during the Annual Meeting at www.virtualshareholdermeeting.com/TNC2023, and management will respond to questions in the same way as it would if the company held an in-person meeting. If you have questions, you may type them in the dialog box provided at any point during the Annual Meeting until the floor is closed to questions.
What address should I use for correspondence with the company?
The address for our principal executive office is 10400 Clean Street, Eden Prairie, Minnesota 55344.

BOARD OF DIRECTORS
Information, Qualifications, Experience and Tenure
Directors with terms expiring at the Annual Meeting are Class I directors Carol S. Eicher, Maria C. Green, and Donal L. Mulligan. Andrew P. Hider, who joined the Board August 3, 2022 as a Class III director, is standing for election by shareholders for the first time at the Annual Meeting.
Director Nominees for Terms Expiring in 2026 (Class I Directors):
CAROL S. EICHER Age: 64 Independent Director Director since: 2008 Committees: • Compensation • Executive • Governance, Chair
Background
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Non-executive board chairman of Innocor, Inc. (a Bain Capital portfolio company), a designer and manufacturer of advanced foam products, from August 2017 to April 2018.

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Chief Executive Officer of Innocor, Inc. from May 2014 to July 2017.

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Business President for Coating Materials and Building and Construction for The Dow Chemical Company from September 2012 to July 2013; Business Group Vice President for Building and Construction for Dow Chemical from August 2010 to August 2012; and Business Director, Performance Monomers, for Dow Chemical from April 2009 to July 2010.

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Vice President/Global Business Director, Primary Materials and Process Chemicals, Rohm and Haas Company, a developer of solutions for the specialty materials industry acquired by Dow Chemical in 2009, from 2003 to July 2010; General Manager, Americas & Europe, Electronics, Organic Specialties, for Rohm and Haas from 2001 to 2003; and Business Director, Organic Specialties for Rohm and Haas from 2000 to 2001.

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Held various senior management positions with Ashland Chemical Company, a division of Ashland, Inc., from 1992 to 2000.

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Held various management positions with E.I. DuPont de Nemours and Company, Inc. from 1979 to 1992.

Qualifications
Ms. Eicher brings a wealth of global manufacturing, operations and merger and acquisition experience from her senior leadership positions at Innocor, Inc., The Dow Chemical Company, Rohm and Haas Company, Ashland Chemical Company and E.I. DuPont de Nemours and Company, Inc. In these positions, she has led expansion efforts in developing countries and can provide insights as to the issues we may face as we expand our presence in developing countries. Ms. Eicher is also very knowledgeable in public company corporate governance and related matters, having served as our governance chair since April 2015, and serving in a similar role on other boards.
Other U.S. Public Company Board Memberships (Current and Past Five Years)
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Arconic Corporation (2020 to present)

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Advanced Emission Solutions (2019 to present)

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A. Schulman Company (2018 to 2019)

MARIA C. GREEN Age: 70 Independent Director Director since: 2019 Committees: • Audit • Executive • Governance
Background
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Former Senior Vice President and General Counsel of Ingersoll Rand plc, a world leader in creating comfortable, sustainable and efficient environments, from October 2015 to June 2019.

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Senior Vice President, General Counsel and Secretary of Illinois Tool Works Inc., a global manufacturer of value-added consumables and specialty equipment, from 2012 to October 2015; Vice President, General Counsel and Secretary from 2011 to 2012; Deputy General Counsel and Assistant Secretary from 2008 to 2011; and Associate General Counsel and Assistant Secretary from 1997 to 2008.

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Vice President Real Estate Development of Chicago Transit Authority from 1996 to September 1997.

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General Counsel and Director of Commercial Development of National Railroad Passenger Corporation (Amtrak) from 1994 to 1996.

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Associate General Counsel Corporate Affairs of Amtrak from 1989 to 1994.

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Senior Associate, Hazel, Thomas Fiske, Beckhorn & Hanes, P.C. from 1987 to 1989.

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Associate, Akin, Gump, Strauss, Hauer & Feld from 1986 to 1987.

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Attorney, Continental Illinois National Bank & Trust Co. from 1981 to 1985.

Qualifications
Ms. Green was selected by the Board because of her extensive experience in public company corporate governance, global legal and compliance and international matters. Ms. Green also brings extensive public company experience in the areas of acquisitions, enterprise risk management, environmental health, safety and sustainability and shareholder engagement. This is particularly valuable as we focus on inorganic growth strategies and successful global business integrations, achievement of acquisition-related synergies and maximizing shareholder value. Ms. Green’s experience is also very important as we appropriately scope risk mitigation and ESG (sustainability) initiatives for the Company.
Other U.S. Public Company Board Memberships (Current and Past Five Years)
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Fathom Digital Manufacturing Corporation (2021 to present)

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Littelfuse, Inc. (2020 to present)

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Wisconsin Energy Group (2019 to present)

DONAL L. MULLIGAN Age: 62 Independent Director Director since: 2009 Committees: • Audit, Chair • Executive • Governance
Background
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Former Executive Vice President and Chief Financial Officer for General Mills, Inc., one of the world’s largest food companies, from 2007 to February 2020, and Senior Advisor to Chief Executive Officer, General Mills from February 2020 to June 2020.

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Held various executive positions with General Mills from 2001 to 2007, including Vice President Financial Operations for the International division; Vice President Financial Operations for Operations and Technology; and Vice President and Treasurer.

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Served as Chief Financial Officer, International, for The Pillsbury Company from 1999 to 2001.

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Held various international positions with PepsiCo Inc. and YUM! Brands, Inc. from 1987 to 1998, including Regional CFO, Americas; Finance Director, Asia; and Finance Director, Canada.

Qualifications
Mr. Mulligan was selected by the Board not only because of his financial expertise and his various senior financial and operations leadership positions at large multinational public companies, but also because of his knowledge in developing, marketing, selling, and branding innovative products, which is particularly relevant to our business. Mr. Mulligan also has extensive experience in acquisitions and integrations, enterprise risk management, and financial controls and compliance.
Other U.S. Public Company Board Memberships (Current and Past Five Years)
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Herbalife Nutrition Ltd. (2021 to present)

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Energizer Holdings, Inc. (2021 to present)

Director Nominee for Term Expiring in 2025 (Class III Director):
ANDREW P. HIDER Age: 46 Independent Director Director since: 2022 Committees: • Audit • Executive
Background
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Chief Executive Officer of ATS Automation, a global automation solutions technology company listed on the Toronto Stock Exchange, since March 2017, and member of the Board of Directors of ATS Automation since May 2017.

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Chief Executive Officer and President of Taylor Made, a sports manufacturing company, from May 2016 to February 2017.

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Held positions of increasing management responsibility at Danaher from 2006 to 2016, culminating in President

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Held various finance and other management positions with General Electric Company from 2000 to 2006, culminating in President / General Manager for Tri-Remanufacturing, GE Aircraft Engines.

Qualifications
Mr. Hider was selected by the Board because of his experience creating shareholder value by driving strategic clarity, business growth and operational performance in complex business environments and in a variety of industries. His insights as the CEO of a global automation technology company are also very valuable, as we continue our drive to introduce focused innovations and new technology solutions for some of our customers’ toughest challenges. Mr. Hider also brings extensive operations excellence experience for global manufacturers, as well as knowledge in global sales and mergers and acquisitions.

Directors Whose Terms Expire in 2024 (Class II Directors):
AZITA ARVANI Age: 60 Independent Director Director since: 2012 Committees: • Compensation • Executive • Governance
Background
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General Manager of Rakuten Mobile, Inc., Americas, a part of Rakuten Group, a global mobile communications company, since March 2020.

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Head of Innovation Partner & Venture Management for Nokia, a global communication, information technology and consumer electronics company, from March 2017 to March 2019; and Head of Global Innovation Scouting from January 2016 to February 2017.

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Head of Innovation Partnering & Ecosystem Ventures for Nokia Networks from July 2015 to December 2015; and Head of Innovation Partnering from September 2014 to July 2015.

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Head of Partnering and Alliances for Nokia Solutions and Networks from September 2012 to August 2014; and Head of Innovation Strategy for Nokia Siemens from September 2011 to August 2012.

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Principal and Founder of Arvani Group Inc., a boutique business consulting firm specializing in the mobile and wireless industry, from 2002 to 2011.

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Vice President, Business Development and Strategy, for ActiveSky, a provider of an online mobile multimedia application development and distribution platform, from 2000 to 2001.

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Held various senior technical and business positions from 1996 to 2000, including Director, Corporate Business Strategy for Xerox Corporation, a business process and document management company.

Qualifications
Ms. Arvani, through her work with Rakuten and Nokia and other prior responsibilities, brings extensive experience in disruptive technologies, commercializing innovations, partnerships and ecosystems. As an executive leader and a consultant, she has helped a diverse set of companies develop and commercialize game-changing technologies. Her experience in new technologies and innovations is particularly valuable as we evolve our telemetry, robotics and sustainable cleaning technologies. Ms. Arvani also has extensive international experience and a vast understanding of the unique issues involved in introducing disruptive technologies globally, such as data ownership practices and intellectual property rights.
Other U.S. Public Company Board Memberships (Current and Past Five Years)
•
Vuzix Corporation (2021 to present)

TIMOTHY R. MORSE Age: 54 Independent Director Director since: 2021 Committees: • Audit • Compensation • Executive
Background
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Board member and advisor to early- to mid-stage start-up companies since 2018.

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Chief Executive Officer, Ten-X, an online real estate marketplace company, from 2015 to 2018.

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Chief Financial Officer, Ten-X from 2014 to 2015.

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Held various positions with Yahoo! Inc., including Chief Financial Officer from 2009 to 2012 and Interim Chief Executive Officer, from September 2011 to January 2012.

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Held various roles, including Chief Financial Officer, at General Electric Plastics division and Altera Corporation from 1991 to 2009.

Qualifications
Mr. Morse was selected by the Board for his financial expertise, including his global finance experience, as well as his broader executive leadership and management experience, including with innovative companies. Mr. Morse’s experience with business processes, finance, accounting and internal controls is particularly valuable to his service on the Audit Committee. Mr. Morse also brings business development and mergers and acquisition experience, as well as executive compensation and succession planning experience.
Other U.S. Public Company Board Memberships (Current and Past Five Years)
•
Home Point Capital (2021 to present)

STEVEN A. SONNENBERG Age: 70 Independent Director Director since: 2005 Chair of the Board since: 2021 Committees: • Audit • Executive, Chair • Governance
Background
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Retired from Emerson Automation Solutions, a business unit of Emerson Electric Company, a worldwide technology and engineering company, in September 2019; Senior Advisor of Emerson from January 2018 to September 2019.

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Chairman, Emerson Automation Solutions from May 2016 to December 2017.

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Executive Vice President, Emerson Electric Company and President for Emerson Process Management from 2008 to April 2016.

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President for Rosemount, Inc., a business unit of Emerson Electric Company, from 2002 to October 2008.

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Held various positions with Rosemount and Emerson, including General Manager for Rosemount China and President for Emerson Process Management Asia Pacific, from 1992 to 2002.

Qualifications
Mr. Sonnenberg is an expert in global sales, operations and expansion. His leadership roles with Emerson Electric Company and its various divisions have helped him acquire a specific expertise in process improvement, grounded in systems and metrics that are critical to successful, scalable growth and expansion, which applies directly to our process improvement and growth initiatives. Mr. Sonnenberg’s experience with global acquisitions and joint ventures, and his expertise in emerging markets, are also very valuable as we grow our global business. Mr. Sonnenberg also brings extensive insights in talent management, succession planning, and executive compensation matters.
Other U.S. Public Company Board Memberships (Current and Past Five Years)
•
Steel Dynamics, Inc. (2018 to present)

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Sensata Technologies Holding plc (2020 to present)

Directors Whose Terms Expire in 2025 (Class III Directors):
DAVID W. HUML Age: 54 Director since: 2021 Committees: None
Background
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President and Chief Executive Officer for Tennant Company since March 1, 2021.

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Chief Operating Officer for Tennant from April 2020 to March 2021.

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Held various expanding senior leadership roles since joining Tennant, including Senior Vice President, EMEA, APAC, Global Marketing and Operations from 2018 to April 2020; Senior Vice President EMEA, APAC and Global Marketing from 2017 to 2018; Senior Vice President of APAC and Global Marketing from 2016 to 2017; and Senior Vice President of Global Marketing from 2014 to 2017.

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Vice President, Marketing at Pentair plc, a global manufacturer of water solutions, from 2009 to 2011, and Vice President, Global Agriculture at Pentair from 2011 to 2014.

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Held various sales and marketing positions at Hoffman from 2006 to 2009 and Graco Inc. from 1992 to 2006.

Other U.S. Public Company Board Memberships (Current and Past Five Years)
None.

DAVID WINDLEY Age: 59 Independent Director Director since: 2016 Committees: • Compensation, Chair • Executive • Governance
Background
•
President for IQTalent Partners at Caldwell, a technology-powered professional services firm focused on talent acquisition, since September 2014, and member of the Board of Directors since 2021.

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Executive Vice President, Chief Human Resources Officer, for Fusion-io, Inc., a computer hardware and software systems company, from October 2013 to August 2014.

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Executive Vice President, Chief Human Resources Officer, for Yahoo! Inc. from December 2006 to September 2012.

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General Manager, Human Resources, for Microsoft Corporation from December 2003 to December 2006.

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Vice President Human Resources, Business Units, for Intuit Inc. from December 2001 to December 2003.

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Held various positions with Silicon Graphics, Inc. from 1991 to 2001, culminating in Vice President, Human Resources.

Qualifications
Mr. Windley has extensive global human resources management, succession planning and executive compensation expertise from his executive roles with IQTalent Partners at Caldwell, Fusion-io, Inc., Yahoo! Inc. and Microsoft Corporation. His experience with leading technologies is particularly valuable as we expand how we use digital technology in our products and our go-to-market initiatives and his experience with driving ESG initiatives will assist us as we further develop and implement our sustainability roadmap.
Other U.S. Public Company Board Memberships (Current and Past Five Years)
•
DHI Group, Inc. (2019 to present)

Director Dashboard — Current Nominees and Continuing directors
Corporate Governance Highlights
WHAT WE DO

✓
Majority independent directors on the Board and all committee members are independent

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Independent Chair of the Board

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Majority voting standard for the election of directors in uncontested elections

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Annual evaluations of the Board and each committee

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Shareholders owning 10% or more of stock have a right to call a special meeting of shareholders

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No re-election of a director after he or she has turned 73 years old or has served or has served 15 years, unless an exception is approved by the Board

✓
Directors limited to serving on a total of four public company boards or, in the case of a director serving as a CEO, a total of two public company boards

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Stock ownership goals for directors and stock ownership guidelines for executives

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No poison pill

Meeting Attendance
During 2022, the Board met on seven occasions. All directors attended at least 90% of the meetings of the Board and any Board committees of which they were members in 2022. As set forth in the Corporate Governance Principles, all members of the Board are encouraged to attend the annual meetings of shareholders. All of the then-serving directors attended the 2022 Annual Meeting of Shareholders.
Director Independence
Our Board uses criteria established by the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission to determine director independence. The Governance Committee reviews relevant information no less than annually to determine whether the Board members meet the applicable criteria. The Board has determined that Mses. Arvani, Eicher and Green and Messrs. Hider, Morse, Mulligan, Sonnenberg, and Windley are independent based on the standards referred to above.
The only relationships that exist between directors and the company or management are ordinary course of business commercial transactions involving the purchase of our products and product maintenance services by companies that employ certain directors or our purchase of products and services from companies that employ certain directors. These transactions were considered by the Board in determining director independence.
Board Leadership Structure
We do not have a policy on whether the roles of Chair of the Board and the CEO should be combined or separated. However, our Corporate Governance Principles require that, if at any time we do not have an independent Chair of the Board, the Board will appoint an independent Lead Director. This structure allows the Board to maintain the flexibility to determine which leadership structure best serves the company and its shareholders.
We currently have a Board leadership structure with separate roles of the Chair of the Board and the CEO. Mr. Sonnenberg served as our first Chair from March 2021, having been appointed at the time of our

CEO transition. In February 2023, the Board appointed Mr. Mulligan to serve as the Company’s next Chair of the Board to be effective as of the 2023 Annual Meeting. As Mr. Sonnenberg does currently, Mr. Mulligan will perform duties that include working with the CEO to set and approve the agenda of Board meetings, ensuring that there is an appropriate flow of information to and from the Board, ensuring that management properly and adequately addresses matters of interest to the Board, conducting Board meetings and continuing to facilitate meetings of the Executive Committee, which consists of all independent directors. Mr. Mulligan has served as a Director of the Company since 2009. The Board determined to appoint an independent Chair of the Board in connection with our CEO transition in 2021, recognizing that Mr. Huml had not previously served as CEO of a public company. This structure allows Mr. Huml to focus specifically on the Company’s operations, while the Chair handles various Board governance matters.
The Board believes the current structure with an engaged, independent Chair fosters good communication between management and the Board, provides strong independent leadership to oversee and challenge management and provides the optimal level of Board involvement in strategic decision-making and risk oversight.
Board Oversight of Strategy and Risk
General
Our Board takes an active role in risk oversight of the company both as a full Board and through its committees. The agendas for the Board and committee meetings are specifically designed to include an assessment of opportunities and risks inherent in our operations, strategies and compensation plans.
Our Board typically meets in executive session at the beginning and at the end of each regularly scheduled meeting. The executive sessions are used to assist the Board in carrying out its duties, including risk oversight. We believe that the process followed by the independent directors and led by our independent Chair of the Board provides an appropriate level of risk oversight by the Board.
Annual Risk Assessment Process
We conduct an annual enterprise-wide risk assessment, after which a formal report is delivered to the Audit Committee and to the Board each December. Risk assessment updates are built into the annual Board and committee agendas so that each topic is covered at least once if not more as requested by a committee, our Board or recommended by management.
The objectives for the risk assessment process include (i) facilitating the NYSE governance requirement that the Audit Committee discuss policies around risk assessment and risk management, (ii) developing and addressing a defined list of key risks to be shared with the Audit Committee, the Board and management, (iii) reviewing management’s risk mitigation efforts, (iv) determining whether there are risks that require additional or higher priority mitigation efforts, (v) facilitating discussion of the risk factors to be included in Item 1A of our Annual Report on Form 10-K, and (vi) guiding the development of the next year’s audit plans.
The risk assessment process is co-lead by our outsourced internal auditor and members of an internal risk committee, which consists of senior-level staff from the legal, compliance, and finance departments and from the global business functions. The risk assessment process includes (i) reviewing our enterprise risk assessment process and methodology, (ii) conducting a detailed enterprise risk assessment, including a survey of key department and functional leaders from all geographies, (iii) communicating the results of the risk assessment with a prioritization of key risks, (iv) evaluating management’s past mitigation efforts, (v) assessing management’s preparedness to address the identified risks; (vi) assigning a member of management to each risk identified to develop risk mitigation activities, and (vii) developing a cadence for implementation of proactive assessments and audits. This process links the risk areas with our strategies, objectives and entity-level controls where senior management and global employees participate in risk identification and ranking and assessment of management preparedness to address identified risks. The risk profiles and current and future mitigating actions are discussed and refined during subsequent discussions with senior management. The identified risks are prioritized based on the potential exposure to the business and measured as a function of severity of impact and likelihood of occurrence, after taking into account management’s preparedness.
Non-Ordinary Course Expenditure Policy
To monitor transactions that could potentially expose the company to risk, the Board has a formal delegation-of-authority policy for non-ordinary course expenditures that specifies areas for which Board review and approval are required.
Compensation Risk Review
As part of our broader enterprise risk management efforts, management and the Compensation Committee annually review the risk associated with our executive and non-executive compensation plans and policies globally (for purposes of this discussion, “plans”) to ensure any risks that are reasonably likely to have a material adverse effect on the company are identified and controlled for or mitigated appropriately. We conduct a multi-step internal assessment with a final review conducted by the chief administration officer, chief financial officer and general counsel. Pearl Meyer & Partners, LLC, the company’s independent compensation consultant (“Pearl Meyer”), is consulted throughout the risk assessment process.
In December 2022, management presented to the Compensation Committee an analysis of our compensation plans and a review of the key areas of potential risks. To assess whether the plans encourage unnecessary or excessive risk taking, management considered the plan design, strategy and philosophy for cash and equity incentive plans, how the incentives are likely to impact employee behavior, the appropriateness of the plan metrics and what checks and balances exist to mitigate risks for inappropriate or fraudulent behavior. Management’s assessment was that the risks arising from our compensation plans do not encourage excessive risk-taking that would likely have a material adverse effect on the company’s financial condition. The Compensation Committee discussed this conclusion with management and reviewed the level of enterprise risk associated with our executive and non-executive employee compensation plans.
Regarding the executive plans, the Compensation Committee concluded that the plans mitigate unnecessary risk, considering both designs and by the controls placed upon the designs, due to numerous factors:
• Balanced pay mix between fixed versus variable and cash versus equity	• Minimum performance requirements and maximum payout opportunities for incentive plans
• Incentive plan performance metrics are distinct and balance multiple measures of performance	• Our Compensation Committee can directly retain outside experts in fulfilling their charter obligations
• Performance targets are calibrated to align with our strategy and long-term value creation	• We maintain strong internal governance controls over the calculation of performance results
• Our Compensation Committee approves goals and payouts and has ultimate authority to adjust payments as necessary	• We maintain strong governance policies including ownership guidelines, a claw-back policy, and prohibitions on stock hedging or pledging
Board Committees
We have four standing committees of the Board: Audit, Compensation, Governance and Executive. Membership on these committees is limited to independent directors and each committee has its own chair. Each committee operates under a written charter and evaluates its charter annually.
Audit Committee
The Audit Committee is comprised of Donal L. Mulligan (Chair), Maria C. Green, Andrew P. Hider, Timothy R. Morse, and Steven A. Sonnenberg. Our Board uses the listing standards of the NYSE to determine whether the Audit Committee members possess the requisite financial literacy to serve on the committee. The Board has determined that all Audit Committee members are financially literate and independent.
At least one member of the Audit Committee must have accounting or related financial management expertise as required by NYSE rules. The Audit Committee endeavors to have at all times a member who qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission. The Board has determined that Messrs. Morse and Mulligan, each with extensive experience in financial management, satisfy the requirements of an “audit committee financial expert,” and that their expertise has been acquired through training and relevant experience.
The Audit Committee is required to meet no less than four times throughout the year. In 2022, the Audit Committee held six meetings.
The primary functions of the Audit Committee are to oversee:
•
the integrity of our financial statements;

•
compliance with legal and regulatory requirements;

•
the independent registered public accounting firm’s qualifications, independence and performance;

•
the performance of the internal audit function;

•
the performance of the system of internal controls over financial reporting;

•
the ethics compliance program;

•
risk assessment and risk management policies; and

•
significant financial matters.

Compensation Committee
The Compensation Committee is comprised of David Windley (Chair), Azita Arvani, Carol S. Eicher and Timothy R. Morse, all of whom meet the criteria for independence under the NYSE listing standards and Rule 16b-3 of the Securities Exchange Act of 1934.
The Compensation Committee is required to meet no less than four times throughout the year. In 2022, the Compensation Committee held four meetings.
The primary functions of the Compensation Committee are to:
•
assist the company in maximizing shareholder value by ensuring that executive officers are compensated in accordance with our philosophy, objectives and policies;

•
approve executive compensation policies and strategies;

•
evaluate executive officers’ compensation levels and payouts against performance goals;

•
approve and administer compensation plans;

•
oversee certain compensation disclosures in the proxy statement;

•
oversee risks associated with our compensation policies and practices; and

•
recommend, in conjunction with its outside compensation consultant, compensation levels for non-employee directors for approval by the Board.

Use of Outside Compensation Consultant
The Compensation Committee engages Pearl Meyer to advise it on executive officer and non-employee director compensation. Pearl Meyer’s services include (i) making recommendations regarding the form and amounts of executive officer and nonemployee director compensation, (ii) providing market and performance data as a backdrop to the committee’s decisions regarding executive officer and nonemployee director compensation, and (iii) advising the committee as to best practices and recent legal, governance and regulatory considerations regarding executive officer and nonemployee director compensation.
Pearl Meyer reports directly to the Compensation Committee and works collaboratively, as directed by the Chair of the committee, with management. In 2022, the committee concluded that Pearl Meyer was independent with respect to the services it provided because (i) it reported directly to the committee, (ii) the committee could solicit advice and consultation from it without management’s direct involvement, and (iii) all of the services provided by it in 2022 were at the request of the committee. In addition, the Compensation Committee assessed the independence of Pearl Meyer pursuant to rules established by the Securities and Exchange Commission and the NYSE, and concluded that no conflict of interest exists that would prevent Pearl Meyer from independently advising the committee.
The Compensation Committee has established a process to limit potential conflicts of interest should management desire to seek advice from Pearl Meyer for non-executive compensation matters. Specifically, the committee determined that if management desires to use Pearl Meyer to provide any advice on non-executive compensation matters, it must contact the committee Chair and inform him or her of such request. The committee delegated to the Chair the authority to make a decision as to whether the service is appropriate. The Chair is required to inform the committee of any such request or approval granted no later than at the next scheduled committee meeting. No less than annually, Pearl Meyer must provide a summary to the committee describing any non-executive compensation services provided to the company or management. No such services were provided in 2022.
Additional information about Pearl Meyer’s role is set forth below under “Compensation Discussion and Analysis — Compensation Determination Process.”
Governance Committee
Our Governance Committee is comprised of Carol S. Eicher (Chair), Azita Arvani, Maria C. Green, Donal L. Mulligan, Steven A. Sonnenberg, and David Windley. The Board has determined that all Governance Committee members are independent.
The Governance Committee is required to meet at least two times throughout the year. In 2022, the Governance Committee held four meetings, including one meeting dedicated to oversight of the company’s programs, policies and practices relating to corporate responsibility and sustainability, including environmental, social and corporate governance (“ESG”) matters.
The primary functions of the Governance Committee are to:
•
assist the Board in identifying individuals qualified to become directors;

•
determine the composition of the Board and its committees;

•
develop and maintain criteria and procedures for the identification and recruitment of candidates for election to serve as directors;

•
lead the Board in its annual performance review and coordinate its self-evaluation process;

•
oversee the company’s ESG program;

•
regularly review and, when applicable, recommend to the Board changes to the Corporate Governance Principles, Business Ethics Guide, Articles of Incorporation and Bylaws of the company and certain Board committee charters; and

•
assist the Board in understanding and complying with new corporate governance laws, regulations and policies affecting us or our business.

Executive Committee
Our Executive Committee is comprised of the independent Board members. Mr. Sonnenberg, as Chair of the Executive Committee and Chair of the Board, presides at the Executive Committee meetings.
The Executive Committee is required to meet no less than four times throughout the year and in 2022 met on four occasions at either the beginning or the end of each Board meeting.

The primary purpose of the Executive Committee is to review such matters and take such actions as are appropriate to be reviewed or taken by the independent directors, including, among other things, overseeing the annual CEO evaluation process, reviewing and approving our management succession plan, and overseeing our long-term strategic direction. Any meeting of the Executive Committee held at the beginning of a regularly scheduled Board meeting is generally used to discuss the Board’s priorities and focus on the agenda topics for that meeting. Any meeting of the Executive Committee held following a regularly scheduled Board meeting is generally used to, among other things, assess the quality of the meetings and to collect feedback for the Chair of the Board to present to the CEO and management. Such feedback includes any requests for specific information relating to our long-term strategic direction, the annual CEO performance review, the compensation of our CEO, our management succession plan, the risks and opportunities inherent in our strategic decision making, future agenda items, and other materials.
Board and Committee Self-Evaluation Process
The Board and its committees generally conduct an annual performance evaluation as follows: annually in October, Board members complete a detailed questionnaire which asks for quantitative ratings and subjective comments in key areas covering Board and committee matters. Responses are collected by the General Counsel and a compilation of all the responses is provided to the Governance Committee. In addition, management prepares a response memorandum to the Chair of the Governance Committee. Upon review by the Governance Committee, the compilation of responses and management’s response memorandum are provided to the Board and each committee for review and discussion. Each committee thereafter provides an evaluation summary to the Board. Feedback is then provided to management through the Chair of the Board.
In addition, Board members periodically conduct an evaluation of their peer directors. Feedback is provided directly to the Chair of the Board, who then communicates to the individual directors the information gathered from this process. This peer process was last completed in early 2023.
Board and Committee Member Nominations and Appointments
Committee Appointments
Our Board appoints members of its committees at least annually upon recommendation of the Governance Committee after taking into account the desires, experiences and expertise of individual directors, the recommendations of our CEO and the benefits of rotating committee membership.
Director Nomination Process
Our Governance Committee is responsible for recommending nominees for election to the Board. As required by the Corporate Governance Principles, the Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of individual members. The committee must also balance the composition of the Board, as a whole, with the needs of the company.
Our Governance Committee reviews all director nominees and recommends to the Board those persons whose attributes it believes are most beneficial to the company. The committee’s assessment of each director nominee takes into consideration the needs of the Board, the ability to effectively represent the shareholders and stakeholders generally, as well as the following attributes:
• Experience • Expertise • Integrity • Competence	• Diversity • Skills (including interpersonal) • Dedication
The Board does not have a written policy regarding consideration of diversity in identifying director nominees. However, as indicated above, diversity is one of the factors that the Board takes into consideration when assessing director nominees. In that regard, the Board defines “diversity” broadly to include race, gender, national origin, functional experience, geographic representation and personal skills and attributes.

The Board looks for candidates who have public company experience, have a history of demonstrating strong and ethical leadership, are sufficiently senior and adept at understanding and evaluating strategic, financial, operational and global risks, and have the expertise to create a well-rounded Board. The Governance Committee also considers the Corporate Governance Principles, which include the following factors when considering director nominees:
• The size of the Board • Directors with job changes • Director terms	• Other board service • Retirement • Independence
Mr. Hider joined the Board as a Class III director on August 3, 2022. The Governance Committee led the process for selecting Mr. Hider and recommending him to the Board. Based upon the composition and qualifications of the current Board members, the Governance Committee focused on candidates who were current sitting CEOs with strong experience in strategic transactions and technology and innovation. The Governance Committee retained an independent search firm to assist with the director search and make recommendations regarding candidates who satisfied the Board’s criteria. Mr. Hider was first identified by the independent search firm.
Candidates Recommended by Shareholders
The Governance Committee will consider director candidates recommended by shareholders. Shareholder recommendations must be accompanied by a sufficiently detailed description of the candidate’s background and qualifications. The committee will evaluate the candidate using the aforementioned criteria. To recommend a qualified candidate, shareholders should write to the Chair of the Governance Committee at the address listed below.
Communication with the Board of Directors
All interested parties, including shareholders, may communicate with the independent members of the Board by writing to our Chair of the Board at:
ATTN: General Counsel
Tennant Company
10400 Clean Street
Eden Prairie, MN 55344
All communications will be delivered to the General Counsel who will forward communications to our Chair of the Board to address the matter.
Committee Charters and Other Governance Documents
All four standing Committee charters, as well as other governance documents, including the Corporate Governance Principles and Business Ethics Guide, are available on our website at http://www.tennantco.com. To access these documents, click on “Investors” at the bottom of our home page, then “Governance” and then “Governance Documents.” Our report on our sustainability initiatives can also be found by clicking on “Sustainability” at the bottom of our home page.
Director Compensation
Our non-employee director compensation program is designed to be competitive and to align the interests of our non-employee directors with the long-term interests of our shareholders. Our director compensation program is reviewed annually by the Compensation Committee using external data derived from our outside compensation consultant’s review of peer company proxy data. Our directors are provided with equity compensation for their services at the start of each Board Year, and a cash retainer on a quarterly basis. We define “Board Year” for director compensation purposes as the time between annual shareholder meetings.

Director Compensation for 2022-2023 Board Year
Each year, the Compensation Committee requests that its independent compensation consultant review the competitiveness of the current non-employee director pay program to determine whether changes should be considered for the upcoming Board Year. Pearl Meyer analyzes the market competitiveness of our non-employee director pay program, including all role-based retainers and fees, and reviews each element of the pay program against our comparator group and, as a secondary reference point, against size-appropriate all-industry survey data.
There were no changes made for 2022-2023 Board Year compensation. The 2022-2023 Board Year compensation is as follows:
Component of Pay	Board Year Compensation
Annual Board Cash Retainer	$65,000
Annual Committee Member Cash Retainer
Audit:	$15,000
Compensation:	$15,000
Governance:	$5,000
Annual Additional Committee Chair Cash Retainer
Audit:	$10,000
Compensation:	$10,000
Governance:	$5,000
Chair of the Board Cash Retainer	$75,000
Annual Grant of Restricted Stock Units	$110,000
Retainer fees are paid in cash. Under the Tennant Company Executive Non-Qualified Deferred Compensation Plan, non-employee directors may elect to defer the retainer fees. For additional information on this plan, see the Non-Qualified Deferred Compensation discussion under “Compensation Discussion and Analysis — Other Plans and Agreements — Supplemental Retirement Savings Plan (Non-Qualified Deferred Compensation).” All compensation paid to non-employee directors who join the Board between annual shareholder meetings is prorated for a partial year of service.
Non-employee directors receive annual grants of restricted stock units under the 2020 Stock Incentive Plan having an aggregate fair value of $110,000, subject to rounding adjustments described below. The number of restricted stock units granted is determined by dividing $110,000 by the closing price of our common stock on the last trading day prior to the date of grant, rounded to the nearest share. The restricted stock units vest one year from the date of grant and convert into an equal number of shares of our common stock. A director may defer receipt of the shares until his or her service as a director ends or until a pre-established date set forth in the irrevocable deferral election form applicable to the award. Dividend equivalents on outstanding restricted stock units are accrued at the same rate that dividends are paid to our shareholders, are subject to the same vesting conditions as the underlying units and are paid in cash at the same time as the underlying units are settled.

The table below summarizes compensation paid to each person who served as a non-employee director during fiscal 2022.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Azita Arvani	76,000	109,993	185,993
William F. Austen(3)	43,000	—	43,000
Carol S. Eicher	81,000	109,993	190,993
Maria C. Green	85,000	109,993	194,993
Andrew P. Hider(4)	38,082	79,888	117,970
Timothy R. Morse	84,500	109,993	194,493
Donal L. Mulligan	95,000	109,993	204,993
Steven A. Sonnenberg	160,000	109,993	269,993
David Windley	86,000	109,993	195,993

(1)
Includes annual retainer fees as well as pro-rated retainer fees paid in cash or deferred.

(2)
The valuation of stock awards is calculated using the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718. See Footnote 18 “Share-Based Compensation” to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2022, for the assumptions used in such valuation. The following table summarizes the aggregate number of restricted shares, restricted stock units and options held by each non-employee director as of December 31, 2022.

The following table shows outstanding equity awards held by each person who served as a non-employee director during fiscal 2022:
Name	Restricted Shares (#)(a)	Restricted Stock Units (#)	Stock Options (#)(b)
Azita Arvani	4,712	1,736	12,995
William F. Austen(3)	—	—	12,995
Carol S. Eicher	9,263	1,736	10,675
Maria C. Green	—	1,736	—
Andrew P. Hider(4)	—	1,162	—
Timothy R. Morse	—	1,736	—
Donal L. Mulligan	7,262	1,736	12,995
Steven A. Sonnenberg	13,457	1,736	10,675
David Windley	1,780	1,736	7,259

(a)
Reflects restricted shares granted to non-employee directors prior to the 2018 Board Year, which vest upon the director’s termination of service on the Board.

(b)
Reflects stock options granted to non-employee directors prior to the 2018 Board Year, which vest pro rata over a three-year period beginning on the first anniversary of the date of grant.

(3)
Mr. Austen retired from the Board in April 2022 (at the end of his term) at the 2022 Annual Meeting and received $43,000 in total compensation for his service in the first quarter of fiscal 2022. The outstanding stock options were granted prior to the 2018 Board Year.

(4)
Includes pro-rated meeting fees and grant of restricted stock units to Mr. Hider for the 2022-2023 Board Year.

Director Compensation for 2023-2024 Board Year
At the February 2023 meeting of the Compensation Committee, based on the review of our Board’s compensation competitiveness and review of market benchmarking data, the Compensation Committee increased the annual board cash retainer from $65,000 to $75,000, and the annual restricted stock unit grant value from $110,000 to $115,000, which increases will become effective on April 28, 2023.
Stock Ownership Goal for Non-Employee Directors
The Board has adopted a stock ownership goal for non-employee directors of five times their annual cash retainer, to be attained within five years from the date of election to the Board. Progress toward the ownership goal is measured each year at the time of the Compensation Committee meeting held in February of each year. Ownership levels are calculated by adding (i) the value of the shares held directly by the director, (ii) the estimated after-tax value of restricted and unrestricted stock units, and (iii) the potential gains from vested stock options, as of the close of market on December 31 of the year immediately preceding the year of calculation. Directors who have served on the Board for five years or more have achieved their goals. Newer directors are on pace to achieve their ownership targets within the five-year period.
ITEM 1 — ELECTION OF DIRECTORS
Our Restated Articles of Incorporation provide that the Board will be divided into three classes of directors of nearly equal size as possible, and the term of each class of directors is three years. Currently, we have nine directors with three directors serving in Class I, three directors serving in Class II, and three directors serving in Class III. At the Annual Meeting, three Class I directors are to be elected for three-year terms and one Class III director is to be elected to a two-year term. If elected, each Class I director will serve until their terms expire at the time of the Annual Meeting in 2026 and the Class III director will serve until his term expires at the time of the Annual Meeting in 2025 and, in each case, until their successors are elected and have qualified. Each nominee has expressed his willingness to serve. In the event that any of the nominees is not a candidate at the Annual Meeting, it is the intention of the named proxies to vote in favor of the remaining named nominees and to vote for a substitute nominee selected by the Governance Committee.
The Board, upon recommendation of the Governance Committee, has designated Carol S. Eicher, Maria C. Green, and Donal L. Mulligan as nominees for election as Class I directors at the Annual Meeting to serve three-year terms expiring in 2026, and Andrew P. Hider as a nominee for election as a Class III director at the Annual Meeting to serve a two-year term expiring in 2025. All nominees currently serve on our Board and previously were elected by the shareholders except for Andrew P. Hider, who joined our Board on August 3, 2022 and is standing for election by the shareholders for the first time at the Annual Meeting.
The Board of Directors, upon recommendation of the Governance Committee, unanimously recommends a vote FOR each of the director nominees.

AUDIT COMMITTEE AND INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM INFORMATION
Fees Paid to Independent Registered Public Accounting Firm
The following table represents fees paid for professional services rendered by Deloitte & Touche LLP (“Deloitte”), the company’s independent registered public accounting firm, for the audit of our annual consolidated financial statements, certain audit related services, tax services and all other fees paid to Deloitte for the years ended December 31, 2022, and December 31, 2021:
Description of Fee	2022	2021
Audit Fees(1)	$2,027,000	$1,930,900
Audit-Related Fees(2)	$49,000	$201,650
Tax Fees(3)	$96,000	$285,604
All Other Fees	—	—
Total	$2,172,000	$2,418,154

(1)
Audit Fees include professional services rendered in connection with the audit of our annual consolidated financial statements, audits of our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, quarterly reviews of financial statements included in our Quarterly Reports on Form 10-Q, and statutory audits of certain of our international subsidiaries, as well as other filings with the Securities and Exchange Commission.

(2)
Audit-Related Fees include assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor (but not included in the “Audit Fees” category above), such as employee benefit plan audits, and agreed-upon procedures required to comply with financial, accounting, or regulatory reporting.

(3)
Tax Fees include professional services rendered in connection with tax audits, which in fiscal 2022, consisted primarily of international tax compliance, and tax consulting and planning services. The Audit Committee has adopted a Pre-approval Policy for Non-audit Services (the “Pre-approval Policy”), which appears on our website as an exhibit to the Audit Committee charter. All audit related, tax and other non-audit services were performed in compliance with the Pre-approval Policy. The Audit Committee has determined that the provision of the above non-audit services did not compromise Deloitte’s independence.

Audit Committee Report
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of Deloitte. The Audit Committee and the Board believe the retention of Deloitte for fiscal 2022 is in the best interests of the company and its shareholders.
The Audit Committee’s meetings are designed to facilitate and encourage private communication between the committee and Deloitte. In addition, the committee complied with its charter responsibilities and reviewed and discussed the audited consolidated financial statements with management. The Audit Committee discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. Deloitte also provided to the committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and the committee discussed with Deloitte the firm’s independence.
Based upon the committee’s discussion with management and Deloitte and the committee’s review of audited consolidated financial statements and the report of Deloitte to the committee, the committee recommended to the Board that it include our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

Members of Audit Committee
Donal L. Mulligan (Chair)	Andrew P. Hider
Steven A. Sonnenberg	Maria C. Green
Timothy R. Morse
The members of the Audit Committee reflect the members in February 2023 when the consolidated financial statements were reviewed and recommended.
ITEM 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee approved the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for our fiscal year ending December 31, 2023. At the Annual Meeting, shareholders will vote on the proposal to ratify the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2023. Deloitte is an independent registered public accounting firm. The Audit Committee is responsible for the appointment, compensation and oversight of Deloitte and believes that the retention of Deloitte is in the best interests of the company and its shareholders. We have been advised that representatives from Deloitte will be present during the Annual Meeting. The representatives will be available to respond to appropriate questions and will be given the opportunity to make a statement if the firm so desires.
The Board of Directors, upon recommendation of the Audit Committee, unanimously recommends a vote FOR ratification of Deloitte as the company’s independent registered public accounting firm.

EXECUTIVE COMPENSATION INFORMATION
Compensation Discussion and Analysis
This compensation discussion and analysis (“CD&A”) explains our executive compensation program and describes the process followed by the Compensation Committee (referred to as the “Committee” throughout the CD&A) for making pay and benefit decisions, as well as its rationale for specific decisions made in 2022.
Executive Summary
Overview of 2022 Performance
2022 continued to be a challenging economic and operating environment for Tennant. Net sales increased despite headwinds from supply disruptions, inflation and foreign currency impacts, and ongoing softness in Asia Pacific as COVID-19 shutdowns continued to unfavorably impact demand. We remained committed to operational excellence by focusing on strategic pricing initiatives, increasing production and delivering value to our customers, and entered 2023 with a record backlog, reflecting both high order rates and continuing supply chain challenges.
We saw a modest increase in our year-over-year net sales, which represented a year-over-year increase in organic sales of 4.2%. Adjusted EBITDA for 2022 was $133.7 million, compared to $140.2 million in 2021, and EBITDA margin saw a year-over-year decrease of 70 basis points. This performance resulted in above threshold, but below-target payments under the 2022 CIP and 2020-2022 LTIP.
Snapshot of 2022 Compensation Decisions
Based on our performance and consistent with the design of our program, the Committee made the following executive compensation decisions for fiscal 2022:
•
Base salary: Base salaries increased, as discussed below in “Key Compensation Decisions for 2022,” to reflect the scope and responsibilities of the roles and to remain market competitive.

•
2022 Executive Officer Cash Incentive Plan (“CIP”): Achievement of financial and strategic objectives resulted in an overall payout of 63.47% of target.

•
2022 Long-Term Incentive Plan Awards: Named Executives received 25% of their grant in restricted stock, 25% in stock options and 50% in performance-based restricted stock units (“PRSUs”).

•
2020-2022 PRSU Awards: Achievement of financial objectives resulted in an overall payout of 90.50% of target.

The Committee believes that the design and structure of the company’s incentive program, and the decisions it makes, provides a direct link between company performance and pay outcomes for the executives, as described in greater detail below.

Compensation Governance
We believe the following practices and policies promote sound compensation governance and are in the best interests of our shareholders and Named Executives:
WHAT WE DO	WHAT WE DON’T DO

✓
Heavily emphasize performance-based compensation, using a combination of short- and long-term incentives, to ensure a strong connection between our operating performance and actual compensation

✓
Maintain multi-year vesting requirements for equity compensation awards

✓
Provide 100% of long-term incentives in the form of equity

✓
Enforce rigorous stock ownership guidelines

✓
Maintain a compensation recoupment (claw-back) policy

✓
Maintain a fully independent Compensation Committee

✓
Maintain a formal policy for equity award timing

✓
Maintain a formal stock trading policy that covers officer and access individuals

✓
Retain an independent compensation consultant

✓
Annually review risks associated with compensation

✓
Provide shareholders an annual opportunity to cast a say-on-pay vote

×
Provide gross-up payments to cover excise taxes for executive or severance benefits

×
Provide excessive or special perquisites

×
Backdate or reprice stock options

×
Provide grants of reload stock options

×
Allow hedging or pledging of Tennant securities by executive officers or directors

2022 Say-On-Pay
Each year, we carefully consider the results of our shareholder say-on-pay vote from the preceding year. In 2022, approximately 98% of the votes cast supported our executive compensation decisions. Overall, we believe our shareholders are highly supportive of our executive compensation program and its direction. As a result, in 2022, we did not make significant modifications to the structure of our program. We will continue to keep an open dialogue with our shareholders to help ensure that we have a regular pulse on investor perspectives.
What Guides Our Program
Compensation Objectives
Our overall objective is to align executive compensation with our short- and long-term operating goals and the interests of our shareholders.
We seek to offer a comprehensive compensation package that is competitive with those of similarly sized U.S. durable goods manufacturing companies. Our compensation programs take into account that an executive’s actual compensation level may be greater or less than targeted based on our annual and long-term financial performance against preestablished goals, the individual’s performance and the individual’s scope of responsibilities.

Specifically, our compensation programs adhere to the following design philosophy and principles:
•
create a relationship between pay and performance by providing a strong link between our short- and long-term business goals and executive compensation;

•
attract and retain high-caliber key executive officers who can create long-term financial success for the company and enhance shareholder return;

•
motivate executive officers to achieve our goals by placing a significant portion of pay at risk;

•
align the interests of executive officers with those of our shareholders by providing a significant portion of compensation in stock-based awards; and

•
discourage risk-taking behavior that would likely have a material adverse effect on the company.

Linking Pay and Performance
A key component of our executive compensation philosophy is the link between compensation and overall business results and shareholder value creation. We strive to clearly communicate this to our shareholders and believe that looking at realizable pay relative to our peers (see “Comparator Group” below) can illustrate this point effectively.
The Committee works closely with its outside consultant, Pearl Meyer, to evaluate our compensation programs and ensure adherence to our compensation philosophy. During 2022, Pearl Meyer assessed the relationship between total realizable pay (as defined below) and our Total Shareholder Return (“TSR”) for the three-year period ended December 31, 2021. This approach uses the most recent period coinciding with our fiscal year-end for which corresponding peer group compensation data is also available. The analysis looks at the degree of alignment between total compensation delivered to Named Executives during the review period and our performance relative to our peer group. “Total realizable pay” is defined as the sum of the following components:
•
Actual base salaries paid over the three-year period;

•
Actual short-term incentive awards paid for the three-year period;

•
The Black-Scholes value as of December 31, 2021, of any stock options granted over the three-year period;

•
The value as of December 31, 2021, of restricted shares granted over the three-year period; and

•
The value as of December 31, 2021, of PRSUs earned for cycles ending in the three-year period.

For peer companies, realizable pay also includes cash-based long-term incentive plan payouts for cycles that ended within the three-year period.
As illustrated in the chart below, realizable pay for our CEO for 2022 and other continuing Named Executives was generally aligned with our relative TSR performance against peers. Realizable pay for the three-year period for our CEO and other Named Executives approximated the 52nd percentile. Our TSR over the same period of time was near the 43rd percentile.

100%
50%
0%
3-Yr Realizable Pay Percentile
(2019-2021)
CEO
Other
NEOS
0%
50%
100%
Relative 3-Yr TSR Percentile as of 12/31/2021

Direct Compensation Elements
We seek to achieve our objectives using the following compensation elements:
Element	Type	Terms
Cash	Base Salary	Fixed pay element that reflects the value of the executive role. Generally eligible to be increased annually, depending on market conditions, performance and internal equity.
	Short-Term Cash Incentive Plan (“CIP”)	Focuses on achievement of annual goals that are directly linked to execution of the company’s annual operating plan and calibrated to deliver performance-aligned pay.
Long-Term Incentive Plan (“LTIP”) (100% Equity)		The LTIP program focuses on: (1) direct linkage to stock price performance; (2) key financial drivers of shareholder value; and (3) supporting leadership retention objectives and facilitating and encouraging executive retention and stock ownership through the grant of stock options, PRSUs, and restricted stock with opportunities calibrated to deliver pay aligned with performance.
	Performance-Based Restricted Stock Units (“PRSUs”)	The performance period for PRSUs is three years. Payment is variable based on the relative achievement of pre-set financial goals. PRSUs are paid in shares of our common stock on settlement.
	Stock Options	Stock options generally vest in equal installments over three years from the grant date and have a ten-year exercise period.
	Restricted Stock	Restricted stock generally vests three years from the grant date. Dividends are accumulated on restricted stock during the vesting period and paid in cash upon vesting.
Other Equity	Restricted Stock Units (“RSUs”) (used for one-time grants outside of the LTIP program)
We may occasionally make one-time RSU grants outside the normal equity grant schedule for specific reasons. The vesting terms of those awards are typically aligned with the specific needs of the Company.
RSUs are paid in shares of our common stock on settlement.

Total Direct Compensation: Pay Mix
Our compensation strategy is to target compensation levels within a competitive range of the Comparator Group at approximately the 50th percentile for base salary and between the 50th and

75th percentile for short-term and long-term incentives, positioning Total Direct Compensation between the 50th and 75th percentile. The Committee believes that this strategy provides sufficient short-term compensation to attract and retain competitive talent, but also places a large portion of pay at risk in the form of performance-based equity to drive long-term performance.
Based on the Committee’s pay decisions, the charts below show the target Total Direct Compensation that the Named Executives received in fiscal 2022. These charts illustrate that a majority of Mr. Huml’s Total Direct Compensation (approximately 80%) is variable and at risk, and an average of 67% of Total Direct Compensation for our other Named Executives is variable and at risk, based on our performance.
Role of the Committee in the Compensation Process
The Committee ensures that executive compensation and benefit programs are consistent with our compensation philosophy and other corporate goals and makes decisions regarding Total Direct Compensation (i.e., base salary and short-term and long-term variable pay), other benefits and perquisites for Named Executives, and, subject to final approval from the Executive Committee, the compensation of our CEO.
Compensation Determination Process
The Committee typically meets four times per year to consider various aspects of compensation for the Named Executives and non-employee directors. Among other things, the Committee decides how to allocate each Named Executive’s Total Direct Compensation and determines the target level of Total Direct Compensation for each. The Committee sets Total Direct Compensation and the allocation between each element so that it is consistent with our compensation objectives.
While we do not target any specific mix of compensation, we generally aim to have a compensation program that is in line with the Comparator Group, as defined below, and survey data. In addition, we aim to appropriately balance (i) fixed versus variable compensation, (ii) short- versus long-term compensation, (iii) company versus individual performance, and (iv) shareholder, financial, operational and strategic goals. The balance and mix of incentive compensation are reviewed and determined each year based on short- and long-term objectives of the business.
Annually in December, the Committee conducts a comprehensive review of pay levels for our Named Executives. The Committee sets the Named Executives’ Total Direct Compensation opportunity at its annual February meeting. As part of the review, the Committee receives proxy peer data and other external reference data in the form of published executive compensation surveys from Pearl Meyer.
In setting compensation for 2022, the Committee reviewed data and information from a group of comparatively similar companies and executive compensation surveys to identify competitive market compensation practices and our overall competitive position. The Committee works with Pearl Meyer to review the Comparator Group and to identify and use appropriate executive compensation survey sources against which we assess the competitiveness of executive pay levels.
In addition, the Committee considers internal data, including each executive officer’s performance, experience, management capabilities and contributions to our operations, and the tactical and strategic value of specific skill sets of certain key executives. When assessing the compensation of our CEO, the Committee and the Executive Committee evaluate our financial performance against that of peer companies and our CEO’s performance against the company’s financial performance goals and strategic initiatives.
In connection with the processes outlined above, for 2022, Ms. McKnight, our Senior Vice President and Chief Administrative Officer, provided input on job scope, executive compensation, and pay changes. Pearl Meyer conducted the analysis, reviewed the information in advance with the Chair of the Committee and reviewed management’s compensation recommendations with the Committee. Ms. McKnight was available for questions at the Committee meeting when the compensation of the executive officers, except for our CEO, was discussed, but played no role in determining her own compensation. Pearl Meyer independently met alone with the Committee, without the presence of members of management to discuss the compensation of our CEO.
Comparator Group
The Comparator Group is used for benchmarking pay practices, pay levels, and pay program design for Named Executives and for non-employee director compensation. The selection methodology for reviewing and determining the Comparator Group has generally included: industry, size, market capitalization, revenue, geographic product mix and customer segmentation, and aggregate similarity to our company.
The Committee reviews the Comparator Group every year to ensure each company remains appropriate for compensation comparison purposes and reflects our size and scope of business. In addition, the Committee reviews and validates the selection criteria every year to ensure it aligns with our business strategies.
In April 2021, the Committee, working with Pearl Meyer, conducted its regular review of the comparator group for 2021-2022 and removed one company (Briggs & Statton) from the prior year peer group. Briggs & Stratton was replaced with Astec Industries. The 19 companies that made up our 2022 Comparator Group at the time the Committee established 2022 Named Executive and non-employee director compensation, are listed below. As of April of 2021, when the peer group was approved by the Committee, these companies had revenues between $349 million and $3,484 million over the prior 12 months and a market cap between $512 million and $12,313 million.
Alamo Group Inc.	Federal Signal Corporation
Altra Industrial Motion Corp.	Gorman-Rupp Company
Astec Industries	Graco Inc.
Barnes Group Inc.	Nordson Corporation
Chart Industries, Inc.	Standex International Corporation
CIRCOR International, Inc.	The Middleby Corporation
Columbus McKinnon Corporation	The Toro Company
Donaldson Company, Inc.	Tredegar Corporation
Enerpac Tool Group ESCO Technologies Inc.	Watts Water Technologies, Inc.
Key Compensation Decisions for 2022
Base Salary
Base salaries and incentive targets for Named Executives are reviewed annually to ensure that they remain competitive and reflect the scope and responsibility of their positions. In making base salary and incentive target decisions, the Committee considers benchmarking data provided by Pearl Meyer, our CEO’s recommendations, current base salary, scope and complexity of the position, experience, individual performance and internal pay equity.
The base salaries reported below reflect the actual base salary rate for the CEO and the Named Executives effective April 1, 2022. Mr. Huml’s 2022 base salary reflects a 6.9% increase and Ms. Erickson’s

2022 base salary reflects a 7.1% increase, in each case to align with benchmark data. 2022 base salaries for Ms. West, Mr. Zay and Ms. McKnight reflect a 3.0% increase.
	Annualized Base Salary
	2021	2022	% Increase
David W. Huml	$800,000	$855,000	6.9%
Fay West	$530,000	$545,900	3.0%
Richard H. Zay	$456,081	$469,763	3.0%
Carol E. McKnight	$385,746	$397,318	3.0%
Kristin A. Erickson	$348,000	$372,778	7.1%
Incentive Awards
The Committee approved target award amounts for the Named Executives for 2022 for annual cash incentive awards under the CIP and for long-term equity awards under the LTIP. The table below shows the incentive targets, expressed as a percentage of base salary, for each Named Executive for 2021 and 2022. The adjustments for 2022 incentive targets were generally intended to align with competitive market data, and changes are shown below:
	Incentive Targets as a % of Base Salary
	CIP		LTIP
	2021	2022	2021	2022
David W. Huml	100%	100%	275%	310%
Fay West	70%	70%	160%	160%
Richard H. Zay	65%	65%	155%	160%
Carol E. McKnight	55%	55%	125%	125%
Kristin A. Erickson	50%	55%	110%	115%
2022 Incentive Plan Structure
Our incentive compensation plans are designed to reward Named Executives for achievement against key financial performance metrics. Each of the metrics used in our executive compensation program is defined below:
Performance Metrics	How It Is Determined/Defined	Where It is Used
Adjusted Earnings before interest, tax, depreciation and amortization in dollars (“Adjusted EBITDA$”)	Reported net sales minus operating expenses, which includes the cost of sales, research and development expenses and selling and administrative expenses but excludes depreciation and amortization expense, and excludes certain extraordinary and non-operational items, if any, as reported by the company	2022 CIP
Adjusted Earnings before interest, tax, depreciation and amortization as a percentage of net sales (“Adjusted EBITDA%”)	Adjusted EBITDA$ divided by net sales	2022 CIP
Total Revenue	Reported annual net sales including the impact of foreign currency and divestitures and acquisitions	2022 CIP

Performance Metrics	How It Is Determined/Defined	Where It is Used
Incentive Return on Invested Capital (“Incentive ROIC”)	Three-year average of incentive operating profit (net sales minus operating expenses, which includes the cost of sales, research and development expenses and selling and administrative expenses) divided by (total assets – cash – short-term investments) – (total liabilities – debt)	2020-2022 LTIP 2021-2023 LTIP 2022-2024 LTIP
Incentive Cumulative Earnings Per Share	Sum of adjusted net earnings divided by weighted average shares outstanding for each year in the 3-year cycle (2021-2023 LTIP and 2022-2024 LTIP adjusted net earnings excludes amortization expense)	2020-2022 LTIP 2021-2023 LTIP 2022-2024 LTIP
The Committee approved the use of Adjusted EBITDA$, Adjusted EBITDA% and Total Revenue as financial metrics for the fiscal 2022 CIP because it believes that these metrics are the most relevant to assess the annual operating and long-term performance of the business with respect to creation of shareholder value.
As used in the above metrics, EBITDA$ and net earnings used in the calculation of Incentive Cumulative Earnings Per Share are adjusted and calculated as reported by the company in the earnings releases for the applicable period. With respect to all plan metrics set forth in the above chart, the Committee has authority to interpret our incentive plans, adjust business results and take other actions in its sole discretion to assure that the plans meet our compensation objectives and appropriately hold executives and other incentive plan participants accountable for our financial results.
Achievement of 2022 CIP
To drive achievement of our growth and financial performance goals, our 2022 CIP metrics were Adjusted EBITDA$, Adjusted EBITDA%, and Total Revenue. In 2022, based on the company’s financial performance against these metrics, the payout level was 63.47% of target.
Performance Measure	Weighting	Threshold	Target	Maximum	2022 Actual
Adjusted EBITDA$ (in thousands)	50%	$127,000	$155,000	$161,000	$133,752
Adjusted EBITDA%	25%	12.0%	13.36%	13.8%	12.25%
Total Revenue ($ in thousands)	25%	$1,043,000	$1,159,000	$1,192,000	$1,092,155
Payout Level (% of Target Payout)	—	50%	100%	200%	63.47%
For the 2022 CIP, all of the Named Executives targets were weighted 100% on company financial results representing the Committee’s belief that all Named Executives should drive and be held accountable for the overall performance of the company at an enterprise level.
2022 Long-Term Incentive Plan Structure
As shown in the table below, our equity award mix was unchanged from 2021 such that 50% of each Named Executive’s LTI opportunity is delivered in PRSUs with the remaining 50% split evenly between stock options and restricted stock.
	Equity Award Mix
	2021	2022
Performance-Based Restricted Stock Units	50%	50%
Stock Options	25%	25%
Restricted Stock	25%	25%

The 2022-2024 PRSU grants are earned on the basis of our performance on Incentive ROIC (weighting of 60%) and Incentive Cumulative Earnings Per Share (weighting of 40%) over a three-year period of 2022 to 2024.
The Incentive ROIC metric is important as it measures the return generated from capital invested and holds us accountable for both profitability and effective use of our balance sheet. We use Incentive Cumulative Earnings Per Share as a metric because of its bottom-line focus on profitability, its multiple levers to drive performance over multi-year periods and because it is a key measure to our investors.
Performance at the threshold level earns a payout equal to 50% of target, while performance at the maximum level earns a payout equal to 200% of target. The performance targets are confidential and competitive information when set, particularly to the extent they relate to projected company financial results, which the company does not publicly disclose. The Committee believes that targeted levels of performance for the LTIP grants are challenging and will not be achieved all the time. The Committee sets the LTIP financial performance target at a level that would make it reasonably difficult to achieve, when considering the business environment at the time the target was established. Under our LTIP methodology, financial performance is assessed in relation to the company’s annual operating plan, budgeted invested capital, cumulative earnings per share, and long-range plan.
Under the terms of Tennant Company’s 2020 Stock Incentive Plan, stock options are granted with the exercise price set equal to the fair market value on the date of grant, which is the closing price of our common stock on the preceding trading day. Stock options have a 10-year term and vest in one-third increments over a three-year term beginning on the first anniversary of the grant date.
Restricted stock grants to each Named Executive vest 100% on the third anniversary of the grant date. Dividends are accumulated on restricted stock during the vesting period and paid in cash upon vesting.
Additional information regarding the equity awards we granted in 2022 are included in the Grants of Plan-Based Awards in Fiscal 2022 and the accompanying footnotes.
Achievement of 2020-2022 Performance-Based Restricted Stock Units
At the beginning of 2020, as part of the fiscal 2020-2022 LTI, the Committee determined that 50% of the LTI value would be delivered in the form of PRSUs with performance measures tied to Incentive ROIC (weighting of 60%) and Incentive Cumulative Earnings Per Share (weighting of 40%). In early 2021, after considering the pandemic’s impact on the 2020-2022 PRSU grant, the Committee adjusted the performance goals for the 2020-2022 PRSUs to ensure a continued focus on the achievement of our long-range plan objectives. The measures remained Incentive ROIC and Incentive Cumulative Earnings Per Share, and the weightings remained the same; however, the specific achievement levels were modified to reflect revised expectations based on the impacts of COVID on our business and the economy. This adjustment ensured the grants could continue to meet our compensation objectives of (1) creating a direct link to stock price performance; (2) aligning incentives with key financial drivers of shareholder value; and (3) supporting leadership retention and executive stock ownership. In reaching this decision, the Committee specifically considered several factors:
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Concerns that the original 2020-2022 PRSU grant reduced management accountability for driving performance results for the remaining two years in the three-year performance cycle as this interim period within our long-range plan was particularly impacted by the pandemic;

•
The Committee’s belief that an unprecedented, exogenous event in the first three months of a three-year performance cycle should not result in a complete forfeiture of that award and that our employees should have the opportunity to re-earn that award against a recalibrated set of performance requirements; and

•
Our CEO transition that was announced December 14, 2020 and other executive vacancies (including in the CFO role, resulting in hiring an interim CFO in early 2021) created management uncertainty. Compensation certainty ensures that PRSU award recipients remain focused on business execution through the pandemic without compensation-related distractions. All employees across the company who participate in our long-term incentive program receive PRSUs and this change applied to all PRSU grants identically.

The Committee believed that taking these actions early in the performance period would provide more real-time alignment of objectives and incentives for the remaining two years of the three-year performance cycle, as opposed to waiting until the end of the performance period to assess any appropriate adjustments after the fact. Under U.S. GAAP, adjustment to the 2020-2022 PRSU goals was considered an accounting modification, and the SEC disclosure requirements mandate that the incremental modification date fair value for these grants be disclosed in certain of the compensation tables as a new grant. As the Committee took this action in 2021, the incremental modification date fair value is included in the Stock Awards column of the Summary Compensation Table for 2021.
Despite the impact that COVID had on our results, the Company’s strong performance against the revised measures resulted in a payout of 90.50% of target.
Performance Measure	Weighting	Threshold	Target	Maximum	Actual
2020-2022 Incentive ROIC (12-Month Average/3-Year Simple Average)	60%	12.20%	14.60%	15.40%	13.19%
2020-2022 Cumulative Earnings Per Share	40%	$6.82	$9.25	$9.94	$9.29
Payout Level (% of Target Payout)		50%	100%	200%	90.50%
2021 Long-Term Incentive Plan Structure
In February 2021, the Committee approved our 2021 LTIP structure for our Named Executives in the following mix which was the same as our previous LTIP structure:
•
50% PRSUs that vest at the end of the 2021-2023 period;

•
25% non-qualified stock options vesting ratably over three years; and

•
25% restricted stock that cliff vests at the end of three years, whereby 2021-2023 PRSU grants are earned on the basis of our performance on Incentive ROIC (weighting of 60%) and Incentive Cumulative Earnings Per Share (weighting of 40%) over a three-year period of 2021 to 2023.

Other Plans and Agreements
Named Executives may also receive payments through various other agreements and the plans described below or in the event of special circumstances. These agreements and plans are typically required in the competitive environment to attract and retain talent.
Executive Officer Health Program
Commencing in 2023, our executive officers are eligible to participate in an executive physical program approved by the Committee to facilitate the health and wellness of our executive leaders. Pursuant to the program, we will cover the cost of all necessary standard preventative health tests and assessments in connection with the annual physical examination.
Retention, Sign-on, and Other Recognition Awards
In 2021, the Compensation Committee approved certain sign-on compensation for Ms. West in connection with her commencement of employment and relocation, including the reimbursement of Ms. West’s relocation expenses for her prospective relocation to Minnesota on or before the end of the summer of 2022, subject to the company’s relocation program. In early 2022, Ms. West’s circumstances changed and at that time it was determined that Ms. West would not relocate to Minnesota but would continue to commute to Minnesota from Illinois at her own expense. To partially offset the commuting expenses, in December 2022 the Compensation Committee approved a one-time payment to Ms. West of $35,000, which represented the balance of the unused reimbursements from the Company Relocation Program and approved in February 2023, the Company’s reimbursement to Ms. West of up to an annual limit of $60,000 for reimbursable commuting expenses actually incurred by Ms. West in each calendar year.
In February 2023, in recognition of Mr. Zay’s efforts in his expanded role leading the organizational recovery efforts and, on an interim basis, leading the Global Operations organization, which in turn led to numerous achievements within the organization, the Compensation Committee approved a discretionary bonus in the amount of $125,000 in recognition of his leadership role during 2022.
Retirement Savings Plan
Our Named Executives are generally eligible to participate in the broad-based welfare benefit programs that we sponsor, including the Tennant Company Retirement Savings Plan (“Savings Plan”). The Savings Plan is available to all eligible employees, as defined by the plan, and allows for pre-tax elective deferrals, Roth contributions and a matching contribution by us of up to 3% of eligible compensation up to $305,000. In addition, the Savings Plan allows profit-sharing contributions by us based on the relevant metric set. This additional profit-sharing contribution is paid into each eligible employee’s account under the Savings Plan unless the amount exceeds 3.5% of eligible compensation, in which case 3% is paid into the eligible employee’s account and the balance of the actual calculated profit-sharing amount is paid in cash to the employee. Based on the Adjusted EBITDA$ achieved in 2022, the Compensation Committee approved profit-sharing contribution of 1.00% of eligible compensation up to $305,000, under the Savings Plan for 2022.
Supplemental Retirement Savings Plan (Non-Qualified Deferred Compensation)
Our Named Executives are eligible for supplemental non-qualified benefits under our Non-Qualified Deferred Compensation Plan. The intention of this plan is to provide participating individuals with benefits that would otherwise be available to them under our Savings Plan but for the application of limitations on benefits imposed by the Internal Revenue Code. The amounts deferred in this plan are listed in the “Excess” column in the All Other Compensation Table which is included as a footnote to the Summary Compensation Table. In addition, this plan allows employee participants to defer the receipt of base salary and CIP payments and non-employee directors to defer receipt of annual retainers as follows:
•
executive officers, including Named Executives, may elect to defer 0-25% of their base salary and 0-100% of their CIP payout; and

•
non-employee directors may elect to defer 0%, 50% or 100% of their annual retainer.

The interest rate earned on deferrals in 2022 was 2.4325%.
Certain management and Named Executives may defer income on a pre-tax basis in excess of the deferral amounts allowed under our Savings Plan. Participating employees may receive discretionary company contributions under this plan in the form of excess profit sharing not available to them under the Savings Plan. In addition, participants are eligible to receive matching contributions not available to them under the Savings Plan. Under the terms of this plan, matching contributions and annual profit-sharing contributions are based on formulas applicable to them in the Savings Plan but not available because of qualified plan limitations. Participants’ accounts are fully vested, at all times, except that a participant forfeits all company discretionary matching contributions and profit-sharing contributions in the event of termination for cause. Pursuant to this plan, “cause” means (i) the participant’s gross negligence, fraud, disloyalty, dishonesty or willful violation of any law or significant policy, to the extent committed in connection with the position or (ii) the participant’s failure to substantially perform (for reasons other than disability) the duties reasonably assigned or appropriate to his or her position. In each case, the participant’s behavior must have resulted in a material adverse effect on our company or an affiliate. The timing of payment of benefits attributable to amounts contributed or deferred after January 1, 2003, including company contributions and gains and losses credited thereon, varies based on the type of contribution or deferral.
In October 2022, the Compensation Committee and the Board approved changes to our Non-Qualified Deferred Compensation Plan, effective January 1, 2023. The changes modify the deferral election rates (which increased to 50%), allow participants to annually elect distributions at termination or as an in-service distribution and more closely mirror the Company’s 401(k) investment options.
Executive Employment Agreements, Management Agreements and Executive Officer Severance Plan
We have entered into Executive Employment Agreements and Management Agreements with Mr. Huml, Mr. Zay, and Ms. McKnight. The Committee has determined that we should enter into these agreements to obtain the benefits of their services and attention to our affairs. In exchange for the benefits we provide under these agreements, the Named Executives are required to agree to certain confidentiality, non-competition and cooperation covenants, which the Committee believes are valuable when an executive’s employment terminates. In addition, the Committee believes that we should provide an inducement for executive officers to remain in our service in the event of any proposed or anticipated change in control in order to facilitate an orderly transition, without placing the executive in a position where he or she is concerned about being terminated without compensation in connection with such a transaction. We also require executive officers to sign a release of their claims against us as a condition to receiving payments from us, and this release and the other covenants are more likely to be enforceable as a result of the benefits we provide under these arrangements. A description of these agreements is included under “Agreements and Arrangements with Named Executives.”
Any executive officer hired or appointed to their role since October of 2018, including Ms. West and Ms. Erickson, participates in the Executive Officer Severance Plan. The key terms governing a separation of an executive officer under the plan are substantially the same as those covering the other Named Executives with a few key differences. A description of the plan is included under “Agreements and Arrangements with Named Executives.”
Generally, the arrangements only provide for benefits in the event the executive is terminated without cause, provided that certain benefits are also provided if the executive voluntarily terminates his or her employment for good reason under the agreements. The Committee believes that a termination by an executive for good reason may be conceptually the same as termination by us without cause. This is particularly true in the case of a change in control where a potential acquirer would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance benefits. These arrangements are described below under “Agreements and Arrangements with Named Executives.” No cash severance becomes due merely upon a change in control, but rather only if the executive officer’s employment is terminated without cause or if the executive officer terminates for good reason following the change in control, which is often referred to as a “double trigger.”
The form and level of benefits provided under these agreements have been approved by the Committee based on historical practices and general information about the level of benefits provided by other companies with whom we compete for executive talent.
Our equity awards for all employees generally provide for acceleration of vesting, or lapse of restrictions, upon a change in control. The Committee believes that acceleration upon a change in control is appropriate to minimize the risk that executive officers might favor a particular transaction based on the likely impact on the executive officer’s equity awards, to increase the likelihood that the employees will remain with us after becoming aware of a pending or threatened change in control, and due to the increased likelihood that employees may be terminated by a successor through no fault of their own.
Compensation Policies
Recoupment Policy
We have a recoupment (or claw-back) policy. The policy is applicable to all employees designated as access persons under our insider trading policy (persons with access to detailed financial and other insider information, a group that includes all executive officers). The policy requires recoupment of certain cash and equity incentive award payouts in the event we are required to restate our financial results. The amount subject to recoupment is the amount that would not have been earned or paid based on the restated results. In all cases, any recoupment is based on net proceeds from the awards subject to recoupment and includes the proceeds from the sale of any shares subject to equity awards that are subject to recoupment, as well as any dividends paid on the shares received from an award.
The policy that was amended by our Committee in 2018 now also subjects all cash incentive and equity awards to forfeiture and/or recoupment in the event a covered person engages in certain gross misconduct. In administering the policy, the Committee has discretion to reduce the amount of forfeiture or recoupment and may also pursue other remedies against a covered person for conduct covered by the policy.
The Committee expects to review and revise the policy during 2023 to reflect the clawback rules adopted by the SEC and the NYSE.

Executive Officer Stock Ownership Guidelines
To align executive officers’ interests with shareholders’ interests, the Committee expects executive officers to acquire significant equity ownership. The guidelines require that within five years of service in an executive role, each executive must have achieved an equity ownership level equal to a specified multiple of his or her base salary.
The minimum equity ownership levels are five times annual base salary for our CEO and two times annual base salary for the other Named Executives. Ownership levels are calculated based on actual shares owned plus the estimated after-tax value of restricted and unrestricted shares, restricted stock units and shares held under benefit plans, and potential gains from vested stock options. The calculation uses a stock value as of the close of market on December 31 of the year immediately preceding the year of calculation.
Executive officers who have held executive positions with us for five years or more have achieved their goals. Newer executive officers are on pace to achieve their ownership targets within the five-year period.
Prohibition on Hedging and Pledging
Our insider trading policy prohibits all directors, officers and other employees designated as access persons (as defined under “Recoupment Policy” above), including their family members and designees, from engaging in speculative trading or hedging of positions in our securities, including purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of any of our equity securities. It also prohibits pledges of any company securities (e.g., pledge to a bank or financial institution as collateral for a loan, or pledge to a broker in connection with a market transaction, such as a margin loan). These prohibitions do not restrict general portfolio diversification transactions or investments in broad-based index funds.
Granting of Equity Awards
We have an equity award approval policy to ensure that all equity awards are approved pursuant to proper authority, follow a consistent process, and are reflected in appropriate documentation. Under the policy, equity awards that have an exercise price or number of shares that are based on the fair market value of our common stock on the date of grant are only granted at times when trading is permitted under our insider trading policy. This policy ensures that the exercise price or number of shares is determined by reference to a stock price that reflects current public information. The policy includes procedures for granting equity awards to executive officers and non-employee directors, as well as all other employees. Under our plans, the exercise price of stock options is based on the fair market value on the date of grant and defines fair market value as the closing price of our common stock on the preceding trading day.
Deductibility of Executive Compensation
Due to the enactment of the Tax Cuts and Jobs Act of 2017 in December 2017, compensation paid in fiscal 2019 and later years to any Named Executive in excess of $1 million will not be deductible under Section 162(m) of the Code unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017. No assurance can be given that the compensation associated with these awards will qualify for the transitional relief. While the Committee is mindful of the benefit to us of the deductibility, it believes that we should maintain flexibility in compensating our executive officers in a manner that best promotes our corporate objectives.
Compensation Committee Report
The Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Members of the Compensation Committee
David Windley (Chair)	Carol S. Eicher
Azita Arvani	Timothy R. Morse

Summary Compensation Table
The following table sets forth the cash and non-cash compensation awarded to, earned by or expensed with respect to, the Named Executives.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
David W. Huml President and Chief Executive Officer	2022	841,462	—	1,987,856	662,643	542,669	773	69,175	4,104,578
	2021	755,769	—	2,047,506	550,003	887,912	772	61,366	4,303,328
	2020	445,106	239,132	554,336	184,774	—	430	39,891	1,463,669
Fay West Chief Financial Officer and Principal Accounting Officer	2022	541,986	—	655,134	218,372	242,538	—	68,837	1,726,867
	2021	381,192	100,000	1,736,033	212,009	452,954	—	124,955	3,007,143
Richard H. Zay Chief Commercial Officer	2022	466,395	125,000	563,671	187,911	193,803	243	33,133	1,570,156
	2021	442,769	650,000	826,227	176,728	361,939	423	38,251	2,496,337
	2020	396,394	177,694	450,844	150,292	—	317	38,477	1,214,018
Carol E. McKnight Senior Vice President, Chief Administrative Officer	2022	394,469	—	372,472	124,171	138,698	126	26,140	1,056,076
	2021	378,402	—	578,653	120,535	259,027	205	32,221	1,369,043
	2020	351,229	244,327	330,577	110,204	—	129	32,760	1,069,226
Kristin A. Erickson Senior Vice President, General Counsel	2022	366,679	—	321,501	107,169	130,131	25	23,165	948,670

(1)
Amounts for Mr. Zay for 2022 represent a discretionary bonus for his expanded leadership role and interim leadership of the Global Operations organization as described in the CD&A above, and for 2021 a cash retention bonus for remaining in his position through the end of 2021 following our CEO transition. Amount for Ms. West for 2021 reflects a cash sign-on bonus.

(2)
Amounts represent the aggregate grant date fair value of the annual restricted stock and PRSU awards (at target) that were granted in each fiscal year. Grant date fair values are calculated in accordance with FASB ASC Topic 718. See Footnote 18 “Share-Based Compensation” to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2022, for the assumptions used in this calculation. The grant date fair value of each restricted stock and PRSU award and the targeted grant date value of each PRSU award were computed in accordance with FASB ASC Topic 718 based on the closing stock price on the grant date.

	Restricted Stock ($)	2022-2024 PRSUs ($)
		Target	Maximum
David W. Huml	662,619	1,325,237	2,650,474
Fay West	218,378	436,756	873,513
Richard H. Zay	187,890	375,781	751,561
Carol E. McKnight	124,157	248,315	496,629
Kristin A. Erickson	107,141	214,360	428,721
Amounts for 2021 also include the incremental grant date fair value related to the adjustment to Incentive ROIC and Incentive Cumulative Earnings Per Share goals for the 2020-2022 PRSU awards based on the modified target, which adjustments were approved in February 2021. The incremental grant date fair value related to the modification was computed in accordance with FASB ASC Topic 718 based on the closing stock price on the date that the goal adjustments were approved.
(3)
Amounts represent the aggregate grant date fair value of stock options that were granted in each fiscal year, as computed in accordance with FASB ASC Topic 718. See Footnote 18 “Share-Based Compensation” to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2022, for the assumptions used in this calculation.

(4)
Amounts for 2021 and 2022 reflect annual incentive payments under our CIP.

(5)
Amounts represent above-market earnings on non-qualified deferred compensation, using 120% of the applicable federal long-term rate as the basis for market earnings.

(6)
All Other Compensation for 2022 consists of the following:

	Savings Plan		Non- Qualified Plan
Name	Match ($)	Profit Sharing ($)	Excess ($)	Commuting ($)	Total ($)
David W. Huml	9,150	3,050	56,975	—	69,175
Fay West	9,150	3,050	21,637	35,000	68,837
Richard H. Zay	9,150	3,050	20,933	—	33,133
Carol E. McKnight	9,150	3,050	13,940	—	26,140
Kristin A. Erickson	9,150	3,050	10,965	—	23,165

Grants of Plan-Based Awards in Fiscal 2022
The following table presents information regarding each grant of an award under our compensation plans made during 2022 to the Named Executives.
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David W. Huml
Short-Term Incentive Award(3)	—	—	427,500	855,000	1,710,000	—	—	—	—	—	—	—
PRSU Award(4)	03/1/2022	3/1/2022	—	—	—	8,411	16,822	33,644	—	—	—	1,325,237
Restricted Stock Award(5)	03/1/2022	3/1/2022	—	—	—	—	—	—	8,411	—	—	662,619
Stock Option Award(6)	03/1/2022	3/1/2022	—	—	—	—	—	—	—	28,257	78.78	662,643
Fay West
Short-Term Incentive Award(3)	—	—	191,065	382,130	764,260	—	—	—	—	—	—	—
PRSU Award(4)	03/1/2022	03/1/2022	—	—	—	2,772	5,544	11,088	—	—	—	436,756
Restricted Stock Award(5)	03/1/2022	03/1/2022	—	—	—	—	—	—	2,772	—	—	218,378
Stock Option Award(6)	03/1/2022	03/1/2022	—	—	—	—	—	—	—	9,312	78.78	218,372
Richard H. Zay
Short-Term Incentive Award(3)	—	—	152,673	305,346	610,692	—	—	—	—	—	—	—
PRSU Award(4)	03/1/2022	03/1/2022	—	—	—	2,385	4,770	9,540	—	—	—	375,781
Restricted Stock Award(5)	03/1/2022	03/1/2022	—	—	—	—	—	—	2,385	—	—	187,890
Stock Option Award(6)	03/1/2022	03/1/2022	—	—	—	—	—	—	—	8,013	78.78	187,911
Carol E. McKnight
Short-Term Incentive Award(3)	—	—	109,263	218,525	437,050	—	—	—	—	—	—	—
PRSU Award(4)	03/1/2022	03/1/2022	—	—	—	1,576	3,152	6,304	—	—	—	248,315
Restricted Stock Award(5)	03/1/2022	03/1/2022	—	—	—	—	—	—	1,576	—	—	124,157
Stock Option Award(6)	03/1/2022	03/1/2022	—	—	—	—	—	—	—	5,295	78.78	124,171
Kristin A. Erickson
Short-Term Incentive Award(3)	—	—	102,514	205,028	410,056	—	—	—	—	—	—	—
PRSU Award(4)	03/1/2022	03/1/2022	—	—	—	1,361	2,721	5,442	—	—	—	214,360
Restricted Stock Award(5)	03/1/2022	03/1/2022	—	—	—	—	—	—	1,360	—	—	107,141
Stock Option Award(6)	03/1/2022	03/1/2022	—	—	—	—	—	—	—	4,570	78.78	107,169

(1)
The exercise price is based on the closing price on the last trading day prior to the date of grant.

(2)
The actual value to be realized by a Named Executive depends upon the appreciation in value of our common stock and the length of time the award is held. No value will be realized with respect to any stock option award if the price of our common stock does not increase following the grant date.

(3)
Under our 2022 CIP, the threshold amount represents a minimum performance that results in a payout equal to 50% of the target award and the maximum payout is 200% of target. Payout amounts are based on achievement of annual goals relating to Adjusted EBITDA$, Adjusted EBITDA% and Total Revenue.

(4)
Under our 2022-2024 LTIP, the threshold amount of PRSUs represents a minimum performance that results in a payout in shares of common stock equal to 50% of the target award and the maximum payout is 200% of target. The PRSUs were granted under the 2020 Stock Incentive Plan and will vest on December 31, 2024, based on achievement of Incentive ROIC and Incentive Cumulative Earnings Per Share goals for the 2022-2024 performance period. No dividend equivalents are paid on PRSUs.

(5)
The shares of restricted stock were granted under the 2020 Stock Incentive Plan and vest in full on the third anniversary of the grant date. Dividends are accumulated on restricted stock during the vesting period and paid in cash upon vesting.

(6)
The stock options were granted under the 2020 Stock Incentive Plan and vest 33.33% annually over a three-year term beginning on the first anniversary of the grant date.

Outstanding Equity Awards at 2022 Fiscal Year-End
The following table presents information regarding outstanding equity awards held at the end of 2022 by the Named Executives.
	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($/Share)	Option Expiration Date	Stock Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(3)
David W. Huml	02/26/2016	3,703	—	52.42	02/26/2026	02/25/2020	1,691	104,115	—	—
	02/28/2017	7,812	—	73.20	02/28/2027	03/05/2020	—	—	3,599	221,590
	02/27/2018	13,093	—	67.70	02/27/2028	05/11/2020	811	49,933	—	—
	02/26/2019	14,056	—	63.65	02/26/2029	05/11/2020	—	—	1,621	99,805
	02/25/2020	4,980	2,490	82.29	02/25/2030	03/02/2021	7,030	432,837	—	—
	05/11/2020	2,131	1,066	56.28	05/11/2030	03/02/2021	—	—	14,059	865,613
	03/02/2021	8,437	16,874	78.24	03/02/2031	03/01/2022	8,411	517,865	—	—
	03/01/2022	—	28,257	78.78	03/01/2032	03/01/2022	—	—	16,822	1,035,731
Fay West	05/07/2021	2,936	5,872	85.73	05/07/2031	05/07/2021	2,473	152,263	—	—
	03/01/2022	—	9,312	78.78	03/01/2032	05/07/2021	—	—	4,946	304,525
						05/07/2021	6,416	395,033	—	—
						03/01/2022	2,772	170,672	—	—
						03/01/2022	—	—	5,544	341,344
Richard H. Zay	02/28/2014	4,055	—	60.67	02/28/2024	02/25/2020	1,826	112,427	—	—
	02/27/2015	7,690	—	66.97	02/27/2025	03/05/2020	—	—	3,887	239,323
	02/26/2016	14,106	—	52.42	02/26/2026	03/02/2021	2,259	139,087	—	—
	02/28/2017	12,565	—	73.20	02/28/2027	03/02/2021	—	—	4,518	278,173
	02/27/2018	13,871	—	67.70	02/27/2028	03/01/2022	2,385	146,844	—	—
	02/26/2019	14,891	—	63.65	02/26/2029	03/01/2022	—	—	4,770	293,689
	02/25/2020	5,378	2,689	82.29	02/25/2030
	03/02/2021	2,711	5,422	78.24	03/02/2031
	03/01/2022	—	8,013	78.78	03/01/2032
Carol E. McKnight	07/29/2014	2,982	—	76.25	07/29/2024	02/25/2020	1,339	82,442	—	—
	02/27/2015	6,010	—	66.97	02/27/2025	03/05/2020	—	—	2,850	175,475
	02/26/2016	9,747	—	52.42	02/26/2026	03/02/2021	1,541	94,879	—
	02/28/2017	8,046	—	73.20	02/28/2027	03/02/2021	—	—	3,081	189,697
	02/27/2018	9,127	—	67.70	02/27/2028	03/01/2022	1,576	97,034	—	—
	02/26/2019	10,920	—	63.65	02/26/2029	03/01/2022	—	—	3,152	194,069
	02/25/2020	3,944	1,972	82.29	02/25/2030
	03/02/2021	1,849	3,698	78.24	03/02/2031
	03/01/2022	—	5,295	78.78	03/01/2032
Kristin A. Erickson	02/28/2014	950	—	60.67	02/28/2024	02/25/2020	506	31,154	—	—
	02/27/2015	1,270	—	66.97	02/27/2025	03/05/2020	—	—	807	49,687
	02/28/2017	556	—	73.20	02/28/2027	03/02/2021	1,223	75,300	—	—
	02/27/2018	1,763	—	67.70	02/27/2028	03/02/2021	—	—	2,446	150,600
	02/26/2019	1,874	—	63.65	02/26/2029	03/01/2022	1,360	83,735	—	—
	11/04/2019	327	—	77.31	11/04/2029	03/01/2022	—	—	2,721	167,532
	03/02/2021	1,468	2,936	78.24	03/02/2031
	03/01/2022	—	4,570	78.78	03/01/2032

(1)
Stock options vest annually in one-third increments beginning on the first anniversary of the grant date.

(2)
Restricted stock vests 100% on the third anniversary of the grant date. Ms. West’s RSUs vest 50% on each anniversary of the grant date.

(3)
Based on the per share closing market price of our common stock on December 31, 2022, of $61.57.

(4)
If specified performance conditions are met, the PRSUs granted in 2020 for the 2020-2022 performance period will vest on December 31, 2022, and the PRSUs granted in 2021 for the 2021-2023 performance period will vest on December 31, 2023. The number of shares the Named Executive will receive upon vesting of the PRSUs is dependent upon the achievement of goals with respect to Incentive ROIC and Incentive Cumulative Earnings Per Share for the 2020-2022, 2021-2023 and 2022-2024 performance periods. The number of PRSUs reported in the table for grants made in 2020, 2021 and 2022 is the target number established by the Compensation Committee.

Option Exercises and Stock Vested in 2022
The following table presents information regarding the vesting of restricted stock awards held by the Named Executives for 2022. No stock options were exercised by any Named Executive in 2022.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David W. Huml	—	—	5,509	434,356
Fay West	—	—	6,415	388,172
Richard H. Zay	—	—	5,837	460,217
Carol E. McKnight	—	—	4,281	337,534
Kristin A. Erickson	—	—	592	46,638
Non-Qualified Deferred Compensation in 2022
Two elements of Total Direct Compensation may be deferred: base salary and CIP payouts. Named Executives may elect to defer 0-25% of their base salary and 0-100% of their CIP payout. The interest rate for 2022 Non-Qualified Deferred Compensation was 2.4325%. This rate is based on the 10-year treasury bond rate as of December 6, 2021, of 1.4325% plus 1%. For additional explanation of our non-qualified deferred compensation plan, see “Compensation Discussion and Analysis — Other Plans and Agreements — Supplemental Retirement Savings Plan (Non-Qualified Deferred Compensation).”
Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last FYE ($)(5)
David W. Huml	177,582	56,975	10,615	—	499,148
Fay West	—	21,637	—	—	21,637
Richard H. Zay	—	20,933	3,342	—	160,134
Carol E. McKnight	—	13,940	1,726	—	85,825
Kristin A. Erickson	—	10,965	348	—	25,469

(1)
Executive officers are eligible to voluntarily defer a portion of their base salary and CIP payouts. Amounts represent deferrals by executive officers in 2022.

(2)
Reflects matching and/or discretionary contributions made under this plan for 2022. These amounts are also included in the All Other Compensation column of the Summary Compensation Table.

(3)
Aggregate earnings comprise interest earned. The interest rate in 2022 was 2.4325%.

(4)
Executive officers may elect a lump-sum payment or an installment distribution payable for up to ten years after separation.

(5)
The following amounts were also reported as compensation for our Named Executives in the Summary Compensation table in prior years. Named Executives are only listed below for the years for which they were included in the Summary Compensation Table and Named Executives who were first listed in the Summary Compensation Table this year are not listed below:

Name	Year	Non-Qualified Deferred Compensation Earnings ($)	Excess ($)
David W. Huml	2021	772	43,444
	2020	430	85,424
	2019	—	18,441
	2018	208	7,224
	2017	593	5,990
Fay West	2021	—	—
	2020	—	—
Richard H. Zay	2021	423	20,329
	2020	317	24,227
	2019	—	19,637
	2018	138	5,846
	2017	364	7,926
	2016	46	13,386
	2015	—	9,156
	2014	—	5,282
Carol E. McKnight	2021	205	14,299
	2020	129	18,510
	2019	—	—
Kristin A. Erickson	—	—	—
Agreements and Arrangements with Named Executives
In October 2018, the Compensation Committee adopted the Executive Officer Severance Plan (the “Severance Plan”) to provide executive officers who subsequently join the company severance benefits following certain termination scenarios. New executive officers participate in the Severance Plan in lieu of entering into separate agreements with the company, a practice which has become less common. The benefits under the Severance Plan are substantially the same as the benefits provided under the existing Executive Agreements (as defined below) with the other Named Executives.
We are a party to agreements with each of the Named Executives, other than Ms. West and Ms. Erickson, that together establish the terms of the employment relationship between the company and the executive, the terms under which that relationship may be ended, and the rights and obligations of the parties after the employment relationship ends. Collectively, these agreements are referred to as the “Executive Agreements” and consist of an Executive Employment Agreement and a Management Agreement.
The Executive Agreements address various termination of employment scenarios, including an executive’s involuntary termination without cause, an executive’s voluntary termination for good reason, and an executive’s death or disability. No severance payments are made to executive officers who are terminated for cause. An executive agrees under the Executive Agreements not to compete with the company during employment or for a period of 12 months after employment ends, not to disclose confidential information during or after employment for as long as the information retains its confidential nature, and not to solicit employees or customers for a period of 12 months after employment ends. Severance payments as described below under the Executive Agreements are conditioned on an executive remaining in compliance with these requirements, including an obligation to inform us of any potentially competitive activities during the 12-month post-employment period, and signing a release of claims in favor of the company. The Executive Agreements also provide that severance payments under those agreements will be reduced by the amount of any other severance compensation an executive is eligible to receive from us under any other agreement or plan of ours providing compensation in the event of involuntary termination.
Executive Employment Agreements
The Executive Agreements with the Named Executives describe the rights and obligations of the company and the executive in connection with the executive’s separation from employment in situations other than following or in connection with a change in control. Under the Executive Agreements:
•
Upon any termination of employment, an executive will receive any earned but unpaid base salary and CIP payments for the preceding year.

•
Upon a termination due to death or disability, an executive (or beneficiary) will also receive base salary through the last day of the calendar month in which the termination occurs.

•
Upon termination by the company without cause or by the executive for good reason, the executive is entitled to receive (i) an amount equal to one year’s base salary, (ii) an amount equal to a pro-rata portion of the award that would have been payable to the executive under the CIP for the year of termination had the executive been employed for the full year, based on the actual performance of objectives, with such amount before proration not to exceed an award based on target performance, and (iii) benefits continuation for up to 12 months after termination.

The timing of the payment of the foregoing amounts is as follows: the executive is paid his or her base salary in accordance with regular payroll practices for a period of 12 consecutive months following the date of termination, provided that if the payment of base salary exceeds the amount that would cause it to be considered a deferral of compensation under Section 409A of the Internal Revenue Code, the excess will be paid in a lump sum within 2 1∕2 months of the termination date; the executive’s CIP payment is made at the normal payment date, but in no event later than 2 1∕2 months after the end of the CIP plan year; and the medical, dental and group life insurance contributions will be paid for a period of up to 12 months after the termination date, unless the executive is no longer eligible for COBRA continuation coverage or fails to timely pay the employee portion of such premiums.
Effective March 1, 2021, Mr. Huml’s Executive Agreement was amended in connection with his appointment as CEO to increase the cash payment he would receive to two year’s base salary and increase his benefits continuation to up to 18 months after termination.
For purposes of the Executive Agreements, “cause” means (i) executive’s material breach of the agreement that is not remedied within 30 days after receiving written notice from us, (ii) an executive’s dishonest act(s) intended to result in gain or personal enrichment at our expense, (iii) an executive’s persistent, willful and deliberate failure to perform his or her duties that constitutes gross neglect and is not remedied within 90 days of receipt of written notice from us, (iv) an executive’s indictment or conviction for a felony if the underlying acts are substantially detrimental to the company or its reputation, or (v) executive’s material violation of any company policy.
For purposes of the Executive Agreements, “good reason” means the occurrence of the following without executive’s consent: (i) material breach of the agreement by the company, or (ii) a material diminution in the executive’s authority, duties or responsibilities other than for cause or on account of disability, provided that in either case the executive gives the notice within 90 days of the first occurrence of the condition and we fail to remedy it within 30 days after receipt of written notice.
Management Agreements
Recognizing the need to retain executive officers if there is a possible change in control, and in order to facilitate an orderly transition in the event of an actual change in control, the Management Agreements with the Named Executives provide for severance compensation if an executive is terminated under certain circumstances after or in connection with a change in control. Under the Management Agreements:
•
If within three years of a change in control an executive is involuntarily terminated without cause or terminates his or her employment for good reason, then change-in-control severance compensation consists of (i) an amount equal to three times the executive’s annual compensation, (ii) a pro-rata payment of the executive’s CIP award for the year of termination, assuming all performance targets had been met, and (iii) an amount equal to 18 times our portion of the monthly premium cost (as of the termination date) for group medical, dental and basic life insurance coverage, to the extent the executive was covered by such plans on the termination date; the foregoing payments will be made in a lump sum within 2 1∕2 months after the termination date.

•
If an executive is involuntarily terminated or terminates his or her employment for good reason prior to an event that would otherwise constitute a change in control, such termination is in connection with or in anticipation of a change in control, and a change in control ultimately occurs, then change-in-control severance compensation will be payable consistent with the first bullet point above, except that the severance pay will be paid within 2 1∕2 months after the change in control.

•
If an executive’s employment is terminated due to death or disability, the executive (or beneficiary) will receive base salary paid through the end of the month in which termination occurs.

For purposes of the Management Agreements, “cause” is defined more narrowly than under the Executive Agreements and means (i) an executive’s persistent, willful and deliberate failure to perform his or her duties that constitutes gross neglect and is not remedied within 90 days of receipt of written notice from us, or (ii) an executive’s indictment or conviction for a felony if the underlying acts are substantially detrimental to the company or its reputation.
For purposes of the Management Agreements, “good reason” is defined more broadly than under the Executive Agreements and includes the following in addition to the factors cited in the Executive Agreements: (i) the executive’s duties, responsibilities, or authority are materially diminished as compared to his or her duties, responsibilities, or authority before the change in control, for reasons other than cause or disability, including, but not limited to, a material reduction in the executive’s budget authority or number of direct reports or executive’s removal from any position or office held, (ii) a material reduction in the executive’s base salary or target incentive opportunity, (iii) a material reduction in the authority, duties, or responsibilities of the person to whom the executive reports, (iv) any successor fails to assume the Management Agreement, (v) the executive is required to relocate to any place other than a location within 25 miles of the location at which the executive performed duties immediately prior to the change in control, or (vi) the executive is required to travel on company business to a substantially greater degree than required immediately prior to the change in control. For good reason to exist, the executive must give the company notice within 90 days of the first occurrence of the good reason condition, we must fail to remedy it within 30 days after receipt of written notice, and the executive must resign within six months following the date the executive provided written notice.
For purposes of the Management Agreements, “annual compensation” means (i) the executive’s highest annual base salary rate, as established by the company, in effect during the term of the Management Agreement, plus (ii) the higher of (a) the executive’s target short-term incentive plan award for the plan year that includes the termination date or (b) the average short-term incentive plan award payable to the executive by the company for the three full plan year period ending immediately prior to the plan year that includes the termination date (or the entire period that the executive participated in the short-term incentive plan, if less than three full plan years). For this purpose, annual compensation is calculated prior to any deductions for any elective deferrals the executive may have made to a deferred compensation plan of the company.
For purposes of the Management Agreements, “change in control” means (i) 50% or more of directors are individuals who were not appointed by the Board to fill vacancies on the Board or were not supported by the Board for election by shareholders or were elected or appointed by the Board in connection with an actual or threatened proxy contest, (ii) 35% or more of common stock or of the voting power of securities generally is acquired or beneficially owned by an individual, entity or group (subject to certain exceptions for certain affiliates and employee benefit plans), (iii) we consummate a merger with or into another entity, unless the voting securities of the surviving entity are more than 50% controlled by shareholders prior to the merger and in substantially the same proportions, and no individual, entity or group beneficially owns more than 35% of the surviving entity, (iv) we consummate an exchange of voting securities for cash, securities or other property, unless shareholders receive in the exchange voting securities of a parent corporation that are more than 50% owned by shareholders prior to the exchange in substantially the same proportions, and no individual, entity or group beneficially owns more than 35% of the parent corporation, (v) we consummate a sale or other disposition of all or substantially all of our assets, (vi) shareholders approve a definitive plan to liquidate or dissolve the company, (vii) the company enters into an agreement relating to a change in control as described in clauses (i) through (v) above and such change in control occurs within two years of such agreement, or (viii) a tender or exchange offer or proxy contest is commenced that results, within two years, in a change in control described in clauses (i) or (ii) above.
Change-in-control severance compensation under the Management Agreements, as well as any other compensation under other plans or agreements that are contingent upon a change in control, may be reduced to the extent necessary to avoid excise taxation to the executive and non-deductibility to the company under federal income tax laws applicable to “parachute payments.”
Executive Officer Severance Plan
The Severance Plan provides eligible executive officers severance benefits following certain termination scenarios before or after a change in control of the company. Ms. West and Ms. Erickson are participants in the Severance Plan but are not parties to the Executive Agreements described above.
The benefits for an executive officer under the Severance Plan for a separation from employment in situations other than following or in connection with a change in control are substantially the same as those benefits provided to the Named Executives under the Executive Agreements described above except that there is no benefit provided for good reason employment separations. The benefits for an executive officer under the Severance Plan for a separation from employment under certain circumstances after or in connection with a change in control include a lump-sum cash payment equal to two times the executive officer’s annual compensation, which is less than the three times annual compensation amount provided under the Executive Agreements, as well as other severance benefits that are substantially the same as those benefits provided under the Executive Agreements described above.
With respect to addressing any potential parachute payments subject to Section 280G of the Internal Revenue Code, the Severance Plan includes a “net best” provision providing that the amount of any severance payments and benefits that the executive otherwise would be entitled to receive would be reduced to the extent necessary to avoid the excise tax under the Internal Revenue Code, but only if such reduction would result in the executive retaining a greater amount of such payments and benefits on an after-tax basis than had no reduction been made.
Equity Plan and Award Agreement Acceleration Provisions
Our equity-based incentive plans and the award agreements under those plans also call for compensation to be provided under certain circumstances in connection with an executive officer’s termination of employment or a change in control. Our equity incentive plans allow for acceleration of stock options upon an executive’s death, disability or retirement and upon a change in control. Upon death or disability, options generally become exercisable in full, and may be exercised at any time, or from time to time, within five years of the executive’s date of death or date of termination due to disability. Upon retirement, options generally become exercisable in full and may be exercised within three months of the date of the executive’s retirement, or if the executive has given the company at least six months’ prior written notice of such retirement, within five years of the executive’s date of retirement. For purposes of our equity compensation plans, “retirement” is generally defined as (i) termination on or after age 55, provided that the executive has been employed by the company or its affiliates for at least ten years, or (ii) termination of employment on or after age 62. Upon a change in control, options generally become exercisable in full, subject to our right to cash out the options by paying the spread.
The plans generally allow for a pro-rata portion of any restricted stock units to be paid out upon an executive’s death, disability or retirement. For time-based restricted stock units, the executive, or his or her successor, shall be entitled to the number of units under outstanding awards, pro-rated for the portion of the term of the awards during which the executive was employed. With respect to performance-based restricted stock units, the payment is based on the extent to which achievement of performance targets were satisfied at the end of the performance period and pro-rated for length of employment within the performance period. Upon a change in control, restricted stock units will immediately vest and be paid in full, with PRSUs vesting at the target level.
A pro-rata share of restricted stock is generally payable upon the executive’s death, disability or retirement. The executive, or his or her successor, shall be entitled to the number of shares of restricted stock under outstanding awards, pro-rated for the portion of the term of the awards during which the executive was employed. All restrictions are lifted with respect to such pro-rated shares. Upon a change in control, restricted stock will immediately vest in full.
Potential Payments upon Termination or Change in Control
Assuming that a termination event or change in control occurred on December 31, 2022, the total compensation that would have been payable pursuant to the Executive Agreements or the Severance Plan, as applicable, to each Named Executive who was serving as an executive officer of the company on such date is set forth in the tables below.
Payments Due Upon Termination Without Cause or Termination for Good Reason — 2022(1)
The amounts below for Messrs. Huml and Zay and Ms. McKnight reflect the payments due under their Executive Agreements in connection with a termination without cause or for good reason under circumstances unrelated to a change in control. The amounts below for Ms. West and Ms. Erickson reflect the payments due under the Executive Officer Severance Plan upon a termination without cause under circumstances unrelated to a change in control. No benefits are due under the Executive Officer Severance Plan in the event of a termination for good reason under circumstances unrelated to a change in control.
Name	Cash Severance ($)	CIP ($)	Benefits ($)	Total ($)
David W. Huml	1,710,000	542,669	15,021	2,267,690
Fay West	545,900	242,538	120	788,558
Richard H. Zay	469,763	193,803	15,344	678,910
Carol E. McKnight	397,318	138,698	4,659	540,675
Kristin A. Erickson	372,778	130,131	9,537	512,446
Payments Due Upon Termination Within Three Years of the Change-in-Control Event(1)
Name	Cash Severance ($)	CIP Target ($)	Benefits ($)	Total ($)
David W. Huml	5,130,001	855,000	15,021	6,000,022
Fay West	1,856,060	382,130	180	2,238,370
Richard H. Zay	2,325,327	305,346	23,017	2,653,690
Carol E. McKnight	1,847,529	218,525	6,989	2,073,043
Kristin A. Erickson	1,155,612	205,028	14,306	1,374,946

(1)
Named Executives would also have accelerated vesting of restricted stock, stock options, and restricted stock units (with PRSUs vesting at the target level). See the Accelerated Awards Upon Change in Control or Termination Due to Death, Disability or Retirement Table directly below.

Accelerated Awards Upon Change in Control or Termination Due to Death, Disability or Retirement
Name	Value of Accelerated Awards under CIC ($)	Values of Accelerated Awards under Death, Disability or Retirement ($)
David W. Huml	3,011,733	1,478,526
Fay West	1,363,837	705,545
Richard H. Zay	970,220	515,496
Carol E. McKnight	658,122	354,092
Kristin A. Erickson	508,322	255,021
CEO Pay Ratio
As required under and calculated in accordance with Item 402(u) of Regulation S-K, we have determined a reasonable estimate of the ratio of the annual total compensation of Mr. Huml, our President and Chief Executive Officer, to the median of the annual total compensation of all employees excluding Mr. Huml for 2022 is 79:1 This ratio was calculated as described below using the median of annual total compensation of all employees, other than Mr. Huml, of $51,843 and the annual total compensation of Mr. Huml of $4,104,578. The annual total compensation for our median employee was calculated in accordance with the rules applicable to the Summary Compensation Table.
The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios. Although allowed under the SEC requirements, we have not excluded any employees from the calculation.
Our median employee for 2022 remained the same as the median employee for 2021. For our consistently applied compensation measure (“CACM”), we used annualized base salary. We did not apply any cost-of-living adjustment or differential to the CACM. Compensation paid in currencies other than U.S. dollars was converted to U.S. dollars based on average exchange rates for the 12-month period ended September 30, 2022. We then rank ordered the employee population using our CACM to identify the median employee. We then calculated the identified median employee’s annual total compensation for 2022 of $51,843 in accordance with the SEC rules.
Pay Versus Performance
Pay Versus Performance Table
The following table sets forth additional compensation information for our CEO and our other Named Executives (Other NEOs) (averaged) along with total shareholder return, net income, and Adjusted EBITDA performance results for fiscal 2022, 2021 and 2020.
Year	Summary Comp. Table Total for H. Chris Killingstad ($)(1)	Summary Comp. Table Total for David W. Huml ($)(1)	Comp. Actually Paid to H. Chris Killingstad ($)(1)(2)	Comp. Actually Paid to David W. Huml ($)(1)(2)	Average Summary Comp. Table Total for Non-CEO NEOs ($)(1)	Average Comp. Actually Paid to Non-CEO NEOs ($)(1)(2)	Year-end value of $100 invested on 12/31/2019 in:		Net Income (in millions) ($)	Adjusted EBITDA (in millions) ($)(4)
							Tennant Company ($)	S&P 500 Industrials (Sector) (TR) ($)(3)
2022	—	4,104,579	—	2,122,227	1,294,266	698,603	82.27	127.15	66.3	133.7
2021	2,709,314	4,303,328	4,658,162	4,921,346	1,375,494	1,482,689	106.64	134.52	64.9	140.2
2020	4,245,227	—	405,184	—	1,199,543	202,581	91.24	111.06	33.7	119.4

(1)
For 2022, the CEO was Mr. Huml (Current CEO) and the Other NEOs were Fay West, Richard H. Zay, Carol E. McKnight, and Kristin A. Erickson.

For 2021, the CEO was H. Chris Killingstad (Prior CEO) until February 28, 2021, and then David W. Huml became CEO March 1, 2021, and the Other NEOs were Fay West, Richard H. Zay, Carol E. McKnight, Daniel E. Glusick, Thomas Paulson, and Andrew Cebulla.
For 2020, the CEO was H. Chris Killingstad and the Other NEOs were David W. Huml, Richard H. Zay, Carol E. McKnight, Andrew Cebulla, Keith A. Woodward, and Mary E. Talbott.
(2)
Compensation actually paid was determined by making the following adjustments for equity awards:

	2022		2021			2020
	Current CEO ($)	Average of Other NEOs ($)	Current CEO ($)	Prior CEO ($)	Average of Other NEOs ($)	CEO ($)	Average of Other NEOs ($)
Total Compensation from SCT	4,104,579	1,294,266	4,303,328	2,709,314	1,375,494	4,245,227	1,199,543
Subtraction:
SCT Amounts	2,650,500	637,600	2,597,509	1,732,302	674,364	2,687,909	505,947
Adjustments:
Addition: Fair value at year-end of awards granted during the covered fiscal year that are outstanding and unvested at year-end	1,800,678	433,167	2,374,029	880,417	593,926	1,139,411	140,918
Addition (Subtraction): Year-over-year change in fair value of awards granted in any prior fiscal year that are outstanding and unvested at year end	(1,105,089)	(349,437)	691,876	2,465,749	165,429	(2,228,575)	(257,006)
Addition (Subtraction): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during such year	(32,042)	(43,906)	145,561	315,845	47,983	(79,430)	(88,923)
(Subtraction): Fair value at end of prior year of awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during such year	—	—	—	—	(26,967)	—	(287,560)
Addition: Dividends on vesting of restricted stock grants	4,602	2,112	4,061	19,139	1,189	16,461	1,556
Compensation Actually Paid (as calculated)	2,122,227	698,603	4,921,346	4,658,162	1,482,689	405,184	202,581

Summary Compensation Table amounts reflect the grant date fair values of equity awards. For CAP calculation purposes, adjustments have been made to reflect fair values as of each measurement date. For stock options, this includes updated assumptions for term, stock price volatility, dividend yield, and risk-free rates. For performance-based restricted stock units, this includes actual and forecasted funding results where appropriate.
(3)
Company and peer group TSR for each year reflects what the cumulative value of $100 would be, including reinvestment of dividends, if such amount were invested on December 31, 2019. For purposes of the table, the Company’s peer group is the S&P 500 Industrials (Sector) (TR), as reflected in our stock performance graph in our Annual Report on Form 10-K.

(4)
Our company-selected measure, which is the measure we believe represents the most important financial performance not otherwise presented in the table above that we use to link compensation actually paid to our NEOs for fiscal 2022 to our performance, is adjusted earnings before interest, tax, depreciation and amortization in dollars (“Adjusted EBITDA $”), a non-GAAP measure, which is defined above under “Compensation Discussion and Analysis — Key Compensation Decisions for 2022 — 2022 Incentive Plan Structure.”

Relationship Between Pay and Performance
The charts show below present a graphical comparison of compensation actually paid to our CEO and the average compensation actually paid to our Other NEOs set forth in the Pay Versus Performance Table above, as compared against the following performance measures: our (1) TSR, (2) peer group TSR, (3) net income, and (4) Adjusted EBITDA. The chart reflecting our TSR and peer group TSR also provide a comparison of our TSR to the peer group TSR for the three-year period.
Total shareholder return in the first chart below, in the case of both the Company and our peer group, reflects the cumulative return of $100 as if invested on December 31, 2019, including reinvestment of any dividends.

Most Important Performance Measures for 2022
Adjusted EBITDA $1
Adjusted EBITDA %1
Total Revenue
3-Year Average Incentive ROIC1
3-Year Average Incentive Cumulative Earnings Per Share1

1
Denotes non-GAAP financial measure described above under “Compensation Discussion and Analysis — Key Compensation Decisions for 2022 — 2022 Incentive Plan Structure.”

Equity Compensation Plan Information
The following table provides information about shares of our common stock that may be issued under the company’s equity compensation plans, as of December 31, 2022.
Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	(b) Weighted-average exercise price of outstanding options, warrants and rights(2)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a))
Equity compensation plans approved by security holders	1,161,140	$66.79	1,317,699
Equity compensation plans not approved by security holders(3)	20,170	$85.73	—
Total	1,181,310	$66.97	1,317,699

(1)
Amount includes outstanding awards under the 1997 Non-Employee Director Stock Option Plan, the 2007 Stock Incentive Plan, the Amended and Restated 2010 Stock Incentive Plan, each as amended, the 2017 Stock Incentive Plan and the 2020 Stock Incentive Plan (the “Plans”). Amount includes shares of our common stock that may be issued upon exercise of outstanding stock options under the Plans. Amount also includes shares of our common stock that may be paid in cash upon exercise of outstanding stock appreciation rights under the Plans. Amount also includes shares of our common stock that may be issued upon settlement of restricted stock units and deferred stock units (phantom stock) under the Plans. Stock appreciation rights, restricted stock units and deferred stock units may be settled in cash, stock or a combination of both. Column (a) includes the number of shares that could be issued upon a complete distribution of all outstanding stock options and stock appreciation rights (931,843) and restricted stock units and deferred stock units (249,467).

(2)
Column (b) includes the weighted-average exercise price for outstanding stock options and stock appreciation rights.

(3)
Consists of outstanding awards granted to Ms. West under the NYSE inducement awards grant exception to its rules for shareholder approval of equity plans in commencement with her employment with the company.

ITEM 3 — ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
As required by Section 14A of the Securities Exchange Act of 1934, we seek non-binding advisory approval on executive compensation.
Our compensation philosophy is to maintain programs that will attract, retain, motivate and reward high-caliber key executive officers who can create long-term financial success for the company and enhance shareholder return. The Compensation Committee bases its executive compensation decisions on the following core objectives:
•
align executive compensation with our short- and long-term goals and the interests of our shareholders;

•
correlate compensation with performance; and

•
provide a comprehensive compensation package that is competitive with those of similarly sized U.S. durable goods manufacturing companies.

We believe that our long-standing executive compensation programs have been effective at motivating the achievement of strong results even during challenging economic times, creating a relationship between pay and performance and aligning the interests of executive officers with those of our shareholders while discouraging risk-taking behavior that would be likely to have a material adverse effect on the company.
Shareholders are encouraged to read the “Compensation Discussion and Analysis” and associated compensation tables for a more detailed discussion of how our compensation programs reflect our overarching compensation philosophy and objectives.
We are presenting shareholders with the opportunity to submit an advisory approval on the executive compensation program for Named Executives by voting on the following resolution:
“RESOLVED, that the shareholders of Tennant Company approve, on an advisory basis, the compensation paid to the company’s Named Executives as disclosed in the “Compensation Discussion and Analysis” section, and compensation tables and narrative discussion contained in the “Executive Compensation Information” section in this Proxy Statement.”
This advisory approval will not be binding on the Compensation Committee or the Board. However, they will carefully consider the outcome of the vote. If there are a significant number of negative votes, we may seek to understand the concerns that influenced the vote and consider them in making future decisions about executive compensation arrangements.
The Board of Directors, upon recommendation of the Compensation Committee, unanimously recommends a vote FOR the advisory resolution approving the compensation of the company’s Named Executives.

ITEM 4 — ADVISORY APPROVAL ON FREQUENCY OF FUTURE ADVISORY EXECUTIVE COMPENSATION
In addition to requiring the non-binding advisory approval of our executive compensation program, as set forth in Item 3 above, Section 14A of the Securities Exchange Act of 1934 requires that every six years the company seek separate, non-binding advisory approval regarding the frequency with which we would seek future non-binding advisory approval on the compensation of our Named Executives. Under this Item 4, shareholders may vote to include advisory approval on the compensation of the Company’s Named Executives every year, every two years or every three years. We last submitted a vote on the frequency of future non-binding advisory approvals on the compensation of our Named Executives to our shareholders in 2017, when, in keeping with the recommendation of the Board, our shareholders expressed a preference that future say on pay votes be held on an annual basis. Consistent with that preference, the Board has held a say on pay vote annually since 2017.
The Board believes that advisory approval on the compensation of the company’s Named Executives should be conducted every year so that shareholders may annually express their views on the company’s executive compensation program. In formulating its recommendation, the Board considered that an annual advisory vote would continue to allow shareholders to regularly provide direct input on the company’s philosophy, policies and practices.
This advisory approval will not be binding on the Board. However, the frequency selected will be given due consideration by the Board in its discretion.
The Board of Directors unanimously recommends a vote of 1 Year as the frequency of future advisory approvals on executive compensation.

OTHER INFORMATION
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth, as of March 3, 2023, information regarding beneficial ownership (including shares subject to options and other convertible securities that are exercisable, will become exercisable, or otherwise will be settled within 60 days of March 3, 2023) by:
•
Beneficial owners of more than 5% of our common stock;

•
Ownership by directors and director nominees;

•
Ownership by the Named Executives as listed in the Summary Compensation Table; and

•
Ownership by all current directors and executive officers as a group.

Except as otherwise noted, the shareholders listed have sole voting and investment powers with respect to the Common Stock owned by them.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock(1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	3,054,544 shares in aggregate. BlackRock has sole voting power for 3,023,684 shares and sole investment authority for 3,054,544 shares.(2)(3)	16.4%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,146,009 shares in aggregate. Vanguard Group has sole voting power for 0 shares, shared voting power for 20,481 shares, sole investment authority for 2,106,463 shares and shared investment authority for 39,546 shares.(2)	11.5%
ArrowMark Colorado Holdings, LLC 100 Fillmore Street, Suite 325 Denver, CO 80206	1,735,429 shares.(2)	9.3%
Mairs & Power, Inc. 332 Minnesota St. W-1520 First National Bank Building St. Paul, MN 55101	1,632,438 shares in aggregate. Mairs & Power has sole voting power for 1,631,948 shares and sole investment authority for 1,632,438 shares.(2)	8.8%
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock(1)
David W. Huml	114,783 shares(4)	*
Fay West	25,293 shares(4)	*
Richard H. Zay	100,027 shares(4)	*
Carol E. McKnight	80,242 shares(4)	*
Kristin A. Erickson	17,496 shares(4)	*
Azita Arvani	25,713 shares(4)	*
Carol S. Eicher	32,943 shares(4)	*
Maria C. Green	6,884 shares	*
Andrew P. Hider	1,162 shares	*
Timothy R. Morse	3,289 shares	*
Donal L. Mulligan	25,943 shares(4)	*
Steven A. Sonnenberg	32,222 shares(4)	*
David Windley	17,045 shares(4)	*
All directors and current executive officers as a group (14 persons)	482,988 shares(5)	2.6%

(1)
An asterisk in the column listing the percentage of shares beneficially owned indicates the person owns less than 1% of the total.

(2)
The information set forth above as to the Amount and Nature of Beneficial Ownership is based on Schedule 13G/A statements filed with the Securities and Exchange Commission reflecting beneficial ownership as of December 31, 2022.

(3)
BlackRock, Inc., the parent holding company, reports that iShares Core S&P Small-Cap ETF has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than 5% of the total outstanding shares of common stock.

(4)
Includes the following number of shares covered by currently exercisable options or options exercisable within 60 days: Mr. Huml — 74,558; Ms. West — 6,040; Mr. Zay — 83,339; Ms. McKnight — 58,211; Ms. Erickson — 11,200; Ms. Arvani — 12,995; Ms. Eicher — 10,675; Mr. Mulligan — 10,675; Mr. Sonnenberg — 10,675; and Mr. Windley — 7,259.

(5)
Includes 294,314 shares covered by currently exercisable options, or options exercisable within 60 days, granted to current executive officers (including Named Executives) and directors.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires that directors and executive officers file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Directors and executive officers are required by commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of copies of these forms furnished to us, and written representations from the directors and executive officers, all Section 16(a) filing requirements were met for the year ended December 31, 2022, except for one inadvertent late filing for Ms. Erickson reporting two transactions, which included the settlement of a PRSU and a forfeiture of shares to cover the required tax withholding.
Related-Person Transaction Approval Policy
The Board adopted a written related-person transaction approval policy, which sets forth our policies and procedures for the review, approval or ratification of certain related-person transactions. This policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which we are a participant and in which a related person has a direct or indirect interest, but exempts the following:
•
payment of compensation by us to a related person for the related person’s service to us in the capacity or capacities that give rise to the person’s status as a “related person” (provided such compensation was approved by the Board or a committee thereof, if such approval was required);

•
transactions available to all employees or all shareholders on the same terms; and

•
transactions which, when aggregated with the amount of all other transactions between the related person and the company, involve less than $120,000 in a fiscal year.

Our Board must approve any related-person transaction subject to this policy before commencement of the related-person transaction or, if the transaction is not identified prior to its commencement, the transaction must be submitted to the Board for ratification. The Board will analyze the following factors, in addition to any other factors the Board deems appropriate, in determining whether to approve a related-person transaction:
•
whether the terms are fair to the company;

•
whether the transaction is material to the company;

•
the role the related person has played in arranging the related-person transaction;

•
the structure of the related-person transaction; and

•
the interests of all related persons in the related-person transaction.

The Board may, in its sole discretion, approve or deny any related-person transaction. Approval of a related-person transaction may be conditioned upon the company and the related person taking such precautionary actions as the Board deems appropriate.
Political Contribution Policy
Upon recommendation of the Governance Committee, the Board has adopted a written Political Contributions and Public Policy Activities Policy, which provides that:
•
the company and its subsidiaries abide by laws governing political contributions and related activities;

•
the company generally will not make direct political contributions; if the company wants to make direct political contributions, it must get advance approval from the Governance Committee; and

•
employees are forbidden from using company property for political or public policy activities.

The policy is not intended to prohibit the company from participating in trade associations, professional societies, industry groups and other tax-exempt organizations that represent the industries and business communities in which the company operates.
Shareholder Proposals And Nominations
Shareholder proposals intended to be presented at the 2024 Annual Meeting should be sent to our Corporate Secretary at 10400 Clean Street, Eden Prairie, MN 55344. Proposals must be received on or before November 16, 2023, to be eligible for inclusion in the Proxy Statement and form of Proxy relating to that meeting.
Shareholder proposals intended to be presented at the 2024 Annual Meeting, but not intended to be included in the Proxy Statement or form of Proxy for the meeting, must be received on or before January 26, 2024. Proxies solicited by the Board for that Annual Meeting will authorize the named Proxies on the Proxy Card to use their discretion in voting the Proxies when any such proposals are presented at the meeting.
If a shareholder wishes to nominate a director, under our Restated Articles of Incorporation, a shareholder of record must submit to the Corporate Secretary a written request that a person’s name be placed in nomination. This request must be received not less than 75 days prior to the date fixed for our annual meeting, along with the written consent of the proposed nominee to serve as a director and such other information required by our Amended & Restated By-Laws. In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than February 25, 2024.
See “Candidates Recommended by Shareholders” for information and requirements on how to recommend a potential director candidate for consideration by the Governance Committee.

 TENNANT COMPANY 10400 CLEAN STREET EDEN PRAIRIE, MN 55344-2650  SCAN TO VIEW MATERIALS & VOTE  VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on April 24, 2023 for shares held directly and by 11:59 P.M. ET on April 20, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/TNC2023You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/24/2023 for shares held directly and by 11:59 P.M. ET on 04/20/2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.  KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY   The Board of Directors recommends you vote FOR the following:  1. Election of three Class I directors for three-year terms and one Class III director for a two-year term. Nominees   The Board of Directors recommends youForAgainstAbstain000000000000  vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain  1a. Carol S. Eicher 1b. Maria C. Green 1c. Donal L. Mulligan  4. Advisory approval on the frequency of future advisory executive compensation approvals.  NOTE: In their discretion, the Proxies are  0 0 0 0   1d. Andrew P. Hider   authorized to vote upon such other business as may properly come before the meeting. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain   Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December31, 2023.  Advisory approval of executive compensation.  0 0 0  0 0 0  Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.          Signature [PLEASE SIGN WITHIN BOX]  Date  Signature (Joint Owners)  Date  +

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/areavailable at www.proxyvote.com .TENNANT COMPANYANNUAL MEETING OF SHAREHOLDERSApril 25, 2023, 10:30 A.M. CDTTHIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSThe undersigned hereby appoints David W. Huml and Kristin A. Erickson, and each of them, as Proxies, each with the power to appoint his/her substitute, and hereby authorizes them oreither of them to represent and to vote, as designated herein, all the shares of Common Stock of Tennant Company (the "Company") held of record by the undersigned on March 3, 2023, atthe Annual Meeting of Shareholders to be held over the Internet at www.virtualshareholdermeeting.com/TNC2023 on April 25, 2023 at 10:30 a.m. (CDT), or any adjournment thereof.THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THISPROXY WILL BE VOTED FOR EACH OF THE NOMINEES IN PROPOSAL 1, FOR PROPOSALS 2 AND 3 AND FOR 1 YEAR FOR PROPOSAL 4.This Proxy covers all shares for which the undersigned has the right to give voting instructions to Fidelity Management Trust Company, Trustee of the Tennant Company RetirementSavings Plan (090984) ("Plan"). This Proxy, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by April 20, 2023, theundersigned will be treated as directing the Plan's Trustee to vote the shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructionsfrom others who do vote.THESE INSTRUCTIONS, WHEN PROPERLY EXECUTED, WILL BE FOLLOWED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED PARTICIPANT.Continued and to be signed on reverse side. See reverse for voting.